UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

EHEALTH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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440 East Middlefield Road

Mountain View, CA 94043

(650) 584-2700

April 22, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of eHealth, Inc. that will be held on June 4, 2015 at 8:30 a.m. Pacific Daylight Time at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301.

In connection with our 2015 Annual Meeting of Stockholders, we have elected to provide access to our proxy materials over the Internet to all stockholders under the Securities and Exchange Commission’s “notice and access” rules. We believe that our use of this process should expedite stockholders’ receipt of proxy materials, lower the costs of our annual meeting and help to conserve natural resources. Hard copies of the proxy materials, including the Proxy Statement and Annual Report, will be mailed upon request.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we ask you to vote as soon as possible. You may vote over the Internet as well as by telephone or by mailing a proxy or voting instruction form. Voting over the Internet, by telephone, by written proxy or by written voting instruction form will ensure your representation at the Annual Meeting of Stockholders regardless of whether or not you attend in person. Please review the instructions on the proxy, voting instruction form or important notice regarding availability of proxy materials regarding each of these voting options.

Also, please let us know if you plan to attend our annual meeting by marking the appropriate box on the enclosed proxy card if you have requested to receive printed proxy materials or, if you vote by telephone or Internet, indicating your plans when prompted.

Thank you for your ongoing support of eHealth, Inc.

Sincerely yours,

Gary L. Lauer

Chairman of the Board of Directors

and Chief Executive Officer

EHEALTH, INC.

Notice of Annual Meeting of Stockholders

to be held on June 4, 2015

To the Stockholders of eHealth, Inc.:

The Annual Meeting of Stockholders of eHealth, Inc., a Delaware corporation, will be held at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301, on Thursday, June 4, 2015 at 8:30 a.m. Pacific Daylight Time for the following purposes:

1.	To elect three (3) Class III directors (Gary L. Lauer, Jack L. Oliver, III and Ellen O. Tauscher) to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015;

3.	To vote to approve, on an advisory basis, the compensation of our Named Executive Officers; and

4.	To transact such other business as may properly come before the Annual Meeting or at any postponement or adjournment of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice or made available over the Internet. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of eHealth as of the close of business on April 9, 2015 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponements, adjournments or continuations thereof.

All stockholders are invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the record holder giving you the right to vote the shares.

By Order of the Board of Directors,

Scott Giesler

Secretary

Mountain View, California

April 22, 2015

Whether or not you expect to attend the annual meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as promptly as possible in order to ensure your representation at the annual meeting. We strongly encourage you to vote.

You may submit your proxy or voting instructions for the annual meeting by using the telephone or the Internet or, if you requested to receive printed proxy materials, you may also submit your proxy or voting instructions by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Proxy Materials and the Annual Meeting” in this proxy statement and the instructions on the proxy, voting instruction form or important notice regarding availability of proxy materials. Even if you have given your proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from the record holder.

eHealth, Inc.

440 East Middlefield Road

Mountain View, CA 94043

(650) 584-2700

PROXY STATEMENT

The Board of Directors of eHealth, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), is soliciting proxies in the accompanying form to be used at our Annual Meeting of Stockholders to be held at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301, on Thursday, June 4, 2015 at 8:30 a.m. Pacific Daylight Time and for any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying notice and form of proxy are first being made available to stockholders on or about April 22, 2015.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

What proposals will be voted on at the Annual Meeting?

Three proposals are scheduled to be voted on at the Annual Meeting:

1.	The election of three (3) Class III directors (Gary L. Lauer, Jack L. Oliver, III and Ellen O. Tauscher) to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal (Proposal 1);

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015 (Proposal 2); and

3.	A vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3).

We will also consider any other business that properly comes before the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their judgment.

What are the recommendations of the board of directors?

Our board of directors unanimously recommends that you vote:

1.	“FOR” the election of the nominated Class III directors (Proposal 1);

2.	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015 (Proposal 2); and

3.	“FOR” the proposal regarding a vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3).

Will there be any other items of business on the agenda?

We do not expect any other items of business, because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting or at any postponement or adjournment of the Annual Meeting. Those persons intend to vote that proxy in accordance with their judgment. If for any reason any of the nominees are not available as candidates for director, and our board of directors has not reduced the authorized number of directors on our board of directors, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

What constitutes a quorum?

As of the close of business on April 9, 2015 (the “Record Date”), there were 17,907,809 shares of our common stock outstanding. The presence at the Annual Meeting or at any postponement or adjournment of the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the common stock outstanding on the Record Date will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Who is entitled to vote?

Stockholders holding shares of our common stock at the close of business on the Record Date may vote at the Annual Meeting or at any postponement or adjournment of the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank or other nominee. Each holder of our common stock is entitled to one vote for each share of common stock held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.”

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee is considered with respect to those shares the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. Other than routine matters, such as a proposal to ratify an independent registered public accounting firm, your broker will not be able to vote your shares unless your broker receives specific voting instructions from you. You must give your broker voting instructions in order for your vote to be counted on the proposal to elect directors (Proposal 1) and the proposal regarding a vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3). We strongly encourage you to vote.

How do I vote?

You may vote using any of the following methods:

•

By Internet. Stockholders of record of our common stock as of the Record Date with Internet access may submit proxies by following the Internet voting instructions on the Important Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) or, in the case of stockholders of record who have requested to receive printed proxy materials, by accessing the website specified on the proxy cards provided by Computershare Trust Company, N.A., our transfer agent. Stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the Notice of Availability or, in the case of beneficial holders of shares in street name who have requested to receive printed proxy materials, by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability. Please be aware that if you submit voting instructions over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•

By Telephone. Stockholders of record of our common stock as of the Record Date who live in the United States or Canada may submit proxies by following the telephone voting instructions on their Notice of Availability or, in the case of stockholders of record who have requested to receive printed proxy materials, by following the telephone voting instructions specified on the proxy cards. Stockholders who hold shares beneficially in street name, live in the United States or Canada and have requested to receive printed proxy materials may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•

By Mail. Stockholders of record of our common stock as of the Record Date who have requested paper copies of their proxy materials may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the Class II nominees to the board of directors (Proposal 1), “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015 (Proposal 2) and “FOR” the proposal regarding a vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3). Stockholders who hold shares beneficially in street name and have requested to receive printed proxy materials may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

In person at the Annual Meeting. Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting or at any postponement or adjournment of the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with our Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the Internet, you may revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

How are votes counted?

In the election of the Class III directors (Proposal 1), you may vote “FOR” the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015 (Proposal 2) and the vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3), you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has no effect on the voting results, although abstentions are considered votes cast for the purpose of determining the presence of a quorum. If you provide specific instructions, your shares will be voted as you instruct.

If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” the Class III nominees to the board of directors (Proposal 1),

“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015 (Proposal 2), “FOR” the proposal regarding a vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3) and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting. If you are a beneficial holder and do not return a voting instruction form, your broker, bank or nominee may only vote on the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

What vote is required to approve each item?

In the election of directors (Proposal 1), the three persons receiving the highest number of “FOR” votes cast at the Annual Meeting in person or by proxy or at any postponement or adjournment of the Annual Meeting will be elected. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015 (Proposal 2) and the vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3) require the affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting in person or by proxy or at any postponement or adjournment of the Annual Meeting.

If you hold your shares beneficially in street name and do not provide your broker, bank or nominee with voting instructions, your shares may constitute “broker non-votes.”

What are broker non-votes and what effect do they have on the proposals?

Generally, broker non-votes occur when a broker (1) has not received voting instructions from the beneficial owner with respect to a particular proposal and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, other than being counted for the purpose of determining a quorum, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting or any postponement or adjournment of the Annual Meeting, assuming that a quorum is obtained.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015 (Proposal 2), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters, such as the uncontested election of our directors (Proposal 1) and the vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3).

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business at the Annual Meeting or any postponement or adjournment of the Annual Meeting, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares may not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Is cumulative voting permitted for the election of directors?

No. Neither our charter nor our bylaws permit cumulative voting at any election of directors.

I am a stockholder, and I only received a copy of the Important Notice Regarding Availability of Proxy Materials in the mail. How may I obtain a full set of the proxy materials?

In accordance with the “notice and access” rules of the Securities and Exchange Commission, we may furnish proxy materials, including this Proxy Statement and our 2014 Annual Report, to our stockholders of record and beneficial owners of shares by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Availability, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Availability.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the Securities and Exchange Commission has approved. Under this procedure, we deliver a single copy of the Notice of Availability and, if applicable, the proxy materials and the 2014 Annual Report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Availability and, if applicable, the proxy materials and the 2014 Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice of Availability and, if applicable, these proxy materials or the 2014 Annual Report, stockholders may contact us at the following address and telephone number:

Investor Relations

eHealth, Inc.

440 East Middlefield Road

Mountain View, CA 94043

(650) 210-3111

Stockholders who hold shares in street name (as described above) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How are proxies solicited?

The costs and expenses of soliciting the proxy accompanying this Proxy Statement from stockholders will be borne by us. Our employees, officers and directors may solicit proxies in person, by telephone or by electronic communication. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We may engage the services of proxy solicitors to assist us in the distribution of proxy materials and the solicitation of votes, for which we will pay customary fees plus reasonable out-of-pocket expenses. In addition, we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock.

Who will serve as inspector of elections?

Our officers are authorized to designate an inspector of elections for the meeting. It is anticipated that the inspector of elections will be a representative from Computershare Trust Company, N.A.

Date of our fiscal year end.

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our 2014 fiscal year and some information is provided as of a more current date. Our fiscal year ends on December 31.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our board of directors currently consists of seven directors. Our certificate of incorporation provides a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year.

Our Class III directors, whose terms will expire at the Annual Meeting, are Gary L. Lauer, Jack L. Oliver III and Ellen O. Tauscher. Our board of directors has nominated Class III directors Gary L. Lauer, Jack L. Oliver, III and Ellen O. Tauscher for election at the Annual Meeting. If elected, Messrs. Lauer and Oliver and Ms. Tauscher will serve as directors until the Annual Meeting of Stockholders in 2018 and until their respective successors are elected and qualified, subject to earlier resignation or removal.

The names and certain information about the continuing directors in each of the three classes of the board of directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxies will be voted, unless otherwise indicated, for the election of the nominees for election as Class III directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person(s) as substitute nominee(s) as the board of directors may designate in place of such nominee(s).

Nominees for Class III Directors

The following paragraphs provide information as of the date of this proxy statement about each nominee for director. The information presented includes information each nominee has given us about the nominee’s age, positions held, principal occupation and business experience for at least the past five years, and directorships of publicly-held companies for the past five years. We also describe the specific qualifications of each of our nominees that contribute to the board’s effectiveness as a whole. We believe that all of our nominees possess integrity, honesty, sound judgment, high ethical standards and a commitment of service to us.

The names of the nominees for Class III directors and certain biographical information about them as of the date of this proxy statement are set forth below:

Name	Age	Position and Offices Held with the Company	Director Since
Gary L. Lauer(1)	62	Chairman of the Board of Directors and Chief Executive Officer	1999
Jack L. Oliver, III(2)	46	Director	2005
Ellen O. Tauscher(3)	63	Director	2012

(1)	Mr. Lauer serves as a member of the equity incentive committee of our board of directors.
(2)	Mr. Oliver serves as chairperson of the nominating and corporate governance committee of our board of directors and as a member of the compensation committee of our board of directors.
(3)	Ms. Tauscher serves as a member of the audit committee of our board of directors and was appointed chairperson of the audit committee of our board of directors in April 2014.

Gary L. Lauer. Chairman of the Board of Directors and Chief Executive Officer. Gary Lauer has served as our chief executive officer since December 1999 and as chairman of our board of directors since March 2002. He also served as our president from December 1999 to March 2012. Prior to joining us, Mr. Lauer was the chairman and chief executive officer of MetaCreations Corporation. Prior to MetaCreations, Mr. Lauer spent more than nine years at Silicon Graphics, Inc., a computing technology company, where he was a member of the senior executive team. Mr. Lauer started his career at IBM in sales and marketing management. Mr. Lauer holds a B.S. degree in finance and marketing from the University of Southern California Business School. Mr. Lauer serves as a member of the board of directors of Vantiv, Inc. Mr. Lauer brings to our board of directors his extensive background in our company and his operational and industry expertise obtained from his experience as our chief executive officer for more than ten years and as a former senior executive of several technology companies.

Jack L. Oliver, III. Director. Jack Oliver has served as a director since December 2005. Since March 2005, Mr. Oliver has been a senior advisor at the law firm Bryan Cave LLP. Mr. Oliver also has served as a senior advisor at Barclay’s PLC since March 2009. From August 2005 to 2008, Mr. Oliver served as a senior advisor at Lehman Brothers with a focus on Lehman Brothers’ global client relationship management and private management businesses. Prior to his work at Bryan Cave, Mr. Oliver served on various political campaigns, including those for the candidacies of Senator Jack Danforth, Senator Kit Bond, Senator John Ashcroft and Congressman Jim Talent. He is also a former deputy chairman of the Republican National Committee and was national finance director for President George Walker Bush’s presidential campaign. Mr. Oliver holds a B.A. degree in political science and communications from Vanderbilt University and a J.D. from the University of Missouri School of Law. Mr. Oliver brings to our board of directors his political acumen and experience with government policy-making and expertise in strategy development, acquired through his legal training and his extensive involvement with several successful senatorial, congressional and presidential campaigns, all of which inform his views with respect to the strategic direction of our company.

Ellen O. Tauscher, Director. Ellen Tauscher has served as a director since July 2012. Ms. Tauscher is a strategic advisor at Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and has served in this role since August 2012. From February 2012 to August 2012, Ms. Tauscher served as Special Envoy for Strategic Stability and Missile Defense at the U.S. State Department. Ms. Tauscher was nominated in March 2009 by President Obama to serve as Under Secretary of State for Arms Control and International Security Affairs, which Ms. Tauscher served from June 2009 to February 2012. Prior to joining the State Department, Ms. Tauscher served from January 1997 to June 2009 as a member of the U.S. House of Representatives from California’s 10th Congressional District. While a member of Congress, Ms. Tauscher served on the House Armed Services Committee and House Transportation and Infrastructure Committee and as the Chairman of the Strategic Forces Subcommittee of the House Armed Services Committee. Prior to serving in Congress, Ms. Tauscher worked in investment banking and the financial services industry in various roles for Bache Halsey Stuart Shields, Bear Stearns & Co. and Drexel Burnham Lambert and as an officer of the American Stock Exchange. Ms. Tauscher also serves as a member of the board of directors of Edison International and SeaWorld Entertainment. Ms. Tauscher previously served on the board of directors of Invacare Corporation from February 2012 to May 2015. Ms. Tauscher holds a B.S. degree in early childhood education from Seton Hall University. Ms. Tauscher brings to our board of directors her expertise in finance and strategy development and knowledge of government affairs acquired through her service at the State Department and in Congress as well as during her career in investment banking.

Required Vote and Board of Directors Recommendation

The three candidates receiving the highest number of affirmative votes cast in person or by proxy at the Annual Meeting or at any postponement or adjournment of the Annual Meeting will be elected as directors to serve until their respective successors have been duly elected and qualified, subject to earlier resignation or removal.

The board of directors recommends a vote “FOR” election as directors of each of the nominees set forth above.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors Not Standing for Election

The following paragraphs provide information as of the date of this proxy statement about the continuing members of our board of directors not standing for election at the Annual Meeting. Director service terms expire at the Annual Meeting in the years set forth below. The information presented includes information each director has given us about his or her age, positions held, principal occupation and business experience for at least the past five years, and directorships of publicly-held companies for the past five years. We also describe the specific qualifications of each of our directors that contribute to the board’s effectiveness as a whole. We believe that all of our directors possess integrity, honesty, sound judgment, high ethical standards and a commitment of service to us.

Name	Age	Position and Offices Held with the Company	Year Term Expires
Scott N. Flanders(1)	58	Director	2016
Michael D. Goldberg(2)	57	Director	2016
Randall S. Livingston(3)	61	Director	2017
William T. Shaughnessy	50	Director, President and Chief Operating Officer	2017

(1)	Mr. Flanders serves as the chairperson of the compensation committee of our board of directors, as a member of the nominating and corporate governance committee and as a member of the equity incentive committee of our board of directors.
(2)	Mr. Goldberg serves as a member of the audit committee of our board of directors and was appointed lead independent director in April 2014. Mr. Goldberg served as chairperson of the audit committee of our board of directors from May 2011 until April 2014.
(3)	Mr. Livingston serves as a member of the audit committee of our board of directors and served as lead independent director from May 2011 until April 2014.

Scott N. Flanders. Director. Scott Flanders has served as a director since February 2008. Since July 2009, Mr. Flanders has served as the chief executive officer and as a member of the board of directors of Playboy Enterprises, Inc., a media and lifestyle company. Previously, Mr. Flanders served as the president and chief executive officer of Freedom Communications, Inc., a privately-owned media company, from January 2006 to June 2009, and as a member of its board of directors from 2001 to 2009. Freedom Communications, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in September 2009. From 1999 to July 2005, Mr. Flanders served as the chairman and chief executive officer of Columbia House Company, a direct marketer of music and video products, which was acquired by Bertelsmann AG in July 2005. Mr. Flanders holds a B.A. degree in economics from the University of Colorado and a J.D. from Indiana University. He is also a certified public accountant. Mr. Flanders brings to our board of directors substantial management and operational expertise as a result of his leadership of several large media companies and his background in law and accounting, both of which are relevant to our overall business and the board’s oversight of management.

Michael D. Goldberg. Director. Michael Goldberg has served as a director since June 1999. Mr. Goldberg has served as the executive chairman of DNAnexus, Inc., a cloud-based genomic data company, and as an advisor at other private life science companies since May 2011. From January 2005 to May 2011, Mr. Goldberg was a partner at Mohr Davidow Ventures, a venture capital firm. From October 2000 to December 2004, Mr. Goldberg served as a managing director of Jasper Capital, a management and financial consultancy business. In 1995, Mr. Goldberg founded OnCare, Inc., an oncology practice management company, and served as its chairman until August 2001 and as its chief executive officer until March 1999. Mr. Goldberg previously served as founder, president and chief executive officer of Axion, Inc., a cancer-focused healthcare service company, from 1987 to 1995. Mr. Goldberg holds a B.A. in philosophy from Brandeis University and an M.B.A. from the Stanford Graduate School of Business. Mr. Goldberg serves as the chairman of the board of directors of CareDx, Inc. Mr. Goldberg brings to our board of directors his broad background as a seasoned entrepreneur, senior executive and as a venture capital investor focusing on healthcare-related industries, all of which has provided him with deep understanding of the healthcare field and significant experience overseeing corporate strategy, evaluating operating strategy and evaluating business management teams.

Randall S. Livingston. Director. Randall Livingston has served as a director since December 2008. Mr. Livingston is the vice president for business affairs and chief financial officer of Stanford University and has served in these roles since 2001. From 1999 to 2001, Mr. Livingston served as executive vice president and chief financial officer of OpenTV Corp., a provider of interactive television software and services. Mr. Livingston received a B.S. in mechanical engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business. Mr. Livingston serves as a member of the boards of directors of Genomic Health, Inc. and Pacific Biosciences, Inc. Mr. Livingston brings to our board of directors substantial financial expertise that includes extensive knowledge of the financial and operational issues facing large companies acquired in the course of serving as the chief financial officer of a major university, as a finance executive for several Silicon Valley companies and working with a major international management consulting firm.

William T. Shaughnessy. Director, President and Chief Operating Officer. William Shaughnessy has served as our president, chief operating officer and as a member of our board of directors since March 2012. Prior to joining us, Mr. Shaughnessy was senior vice president of product management and product marketing at Yahoo! Inc., a digital media company, from July 2010 to March 2012. From March 1994 to March 2009, Mr. Shaughnessy held various senior management positions at Microsoft Corporation, a global software company, most recently as its global vice president of sales, marketing and services in the advertising and publisher solutions group. Mr. Shaughnessy holds a B.S. degree in business administration from California State University—Fresno. Mr. Shaughnessy brings to our board of directors extensive management and operational experience as a result of his leadership positions at large, globally diversified organizations, expertise in technology development, product management and marketing and deep knowledge of the Internet and digital media industries.

Board Independence

The board of directors has determined that each of its current directors, except Gary L. Lauer and William T. Shaughnessy, is independent within the meaning of the NASDAQ Global Market director independence standards, as currently in effect. Mr. Livingston served as lead independent director from May 2011 until April 2014. The board of directors appointed Mr. Goldberg as lead independent director in April 2014.

Board of Directors Meetings

The board of directors held nine meetings during 2014. Each of our directors serving on the board of directors during 2014 attended at least 75% of the meetings held by the board of directors and by the committees on which such director served during 2014. The independent members of our board of directors meet in executive session without management present on a regular basis.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, a nominating and corporate governance committee and an equity incentive committee, each of which has the composition and responsibilities described below. Each committee acts pursuant to written charters approved by the board of directors. The charters for the audit committee, compensation committee and nominating and corporate governance committee are available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Audit Committee. The current members of our audit committee are Messrs. Goldberg and Livingston and Ms. Tauscher. Mr. Goldberg served as chairperson of the audit committee from May 2011 until April 2014. Ms. Tauscher was appointed chairperson of the audit committee in April 2014. Our board of directors has determined that each member of our audit committee meets the requirements for independence of the NASDAQ

Global Market and the Securities and Exchange Commission for audit committee membership. Our board of directors has also determined that each Audit Committee member meets financial sophistication requirements of the NASDAQ Global Market and that Mr. Goldberg is an “audit committee financial expert” as defined in Securities and Exchange Commission rules. The audit committee held ten meetings during 2014.

Among other duties, our audit committee:

•	appoints a firm to serve as independent accountant to audit our financial statements;

•	discusses the scope and results of the audit with the independent accountant and reviews with management and the independent accountant our interim and year-end operating results;

•	reviews the adequacy of our internal accounting controls and audit procedures;

•	approves (or, as permitted, pre-approves) all audit and non-audit services to be performed by the independent accountant; and

•	prepares the report that the Securities and Exchange Commission requires in our annual proxy statement.

The audit committee has the sole and direct responsibility for appointing, retaining and approving the compensation of our independent auditors and for overseeing their work. All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent auditors are approved in advance by our audit committee.

Compensation Committee. The current members of our compensation committee are Messrs. Flanders and Oliver. Mr. Flanders is the chairperson of the compensation committee. Our board of directors has determined that each member of our compensation committee meets the applicable requirements for independence of the NASDAQ Global Market, the Securities and Exchange Commission and Internal Revenue Service. The purpose of our compensation committee is to assist our board of directors in determining the compensation of our executive officers and directors. The compensation committee held eight meetings during 2014.

Among other duties, our compensation committee:

•	establishes the corporate goals and objectives that pertain to the variable compensation of our chief executive officer;

•	evaluates our chief executive officer’s performance;

•	determines our chief executive officer’s compensation, based on evaluating his or her performance and other relevant criteria;

•	determines, in consultation with our chief executive officer, the compensation of our executive officers;

•	makes recommendations to our board of directors regarding the compensation of members of our board of directors;

•	makes recommendations to our board of directors regarding adopting or amending equity incentive plans (including changes in the number of shares reserved for issuance thereunder);

•	reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans;

•

administers our equity incentive plans and may delegate to another committee of our board of directors the concurrent authority to make awards under our equity incentive plans to individuals other than executive officers;

•

reviews and discusses with management the compensation discussion and analysis to be included in our proxy statement or annual report and issues any report required by the Securities and Exchange Commission to be included in our proxy statement or annual report; and

•	assesses risks relating to compensation plans and arrangements.

Nominating and Corporate Governance Committee. The current members of our nominating and corporate governance committee are Messrs. Flanders and Oliver. Mr. Oliver is the chairperson of the nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the applicable requirements for independence of the NASDAQ Global Market. The nominating and corporate governance committee held five meetings during 2014.

Among other duties, our nominating and corporate governance committee:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for appropriate members of the board of directors and oversees the evaluation of the performance of our board of directors and of individual directors; and

•	reviews developments in corporate governance practices and makes recommendations to the board of directors concerning corporate governance matters.

Equity Incentive Committee. The members of our equity incentive committee are Messrs. Flanders and Lauer. The equity incentive committee has the authority to grant equity-based awards within certain guidelines approved by the board of directors to employees and consultants who are not our executive officers or directors. Equity awards are granted by the equity incentive committee in accordance with the terms and conditions of the committee’s charter and the Equity Award Policy (see description below) adopted by our board of directors. The equity incentive committee held no meetings during 2014.

Non-Employee Director Compensation

Cash Compensation

For their service in 2014, our non-employee directors received cash compensation in accordance with the amounts set forth in the table below. More detail relating to the payments is set forth in the footnotes to the table under “2014 Director Compensation” below. Our non-employee directors also are entitled to reimbursement of business, travel and other related expenses incurred in connection with their attendance at board of directors and board of directors committee meetings.

Board of Directors Cash Compensation	Fees
Board Member Annual Retainer	$30,000
Lead Independent Director Annual Retainer	$25,000
Committee Chair Annual Retainers
Audit Committee	$25,000
Compensation Committee	$12,500
Nominating and Corporate Governance Committee	$7,500
Non-Chair Committee Member Annual Retainers
Audit Committee	$10,000
Compensation Committee	$5,000
Nominating and Corporate Governance Committee	$3,500

Equity Compensation

Pursuant to our 2014 Equity Incentive Plan, as amended, our board of directors approved a program of automatic equity award grants for non-employee directors on the terms specified below:

•

Initial Equity Grants. Each non-employee director who first becomes a member of our board of directors receives a one-time grant of restricted stock units (RSUs) with a value of $150,000, based on the 20-day trading volume-weighted average trading price of eHealth common stock prior to the date of grant. These initial equity award grants occur when the director takes office. A director who previously was employed by us is not eligible for this grant. The RSUs vest annually over four years from the date of grant.

•

Annual Equity Grants. Each non-employee director continuing service on our board of directors also receives, on the date of each annual stockholders’ meeting, an annual grant of RSUs with a value of $150,000, based on the 20-day volume-weighted average trading price prior to the date of grant. The RSUs vest as to 100% of the shares subject to the grant on the day prior to our annual stockholder meeting, approximately one year following the grant date. A new director will not receive the initial grant and an annual grant in the same calendar year. A non-employee director who was previously employed by us is eligible for these annual grants.

•	Equity awards granted to non-employee directors under the 2014 Equity Incentive Plan will become fully vested upon a change in control of eHealth.

Stock Ownership Guidelines

Our board of directors has approved stock ownership guidelines for our non-employee directors. Pursuant to the guidelines, each non-employee director on June 30, 2011 is expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) $180,000 in value or (ii) 13,709 shares and to maintain this minimum amount of stock ownership during the director’s tenure on the board of directors. Existing non-employee directors who were non-employee directors on June 30, 2011 are expected to achieve the applicable level of ownership by June 30, 2015.

Under the guidelines, each non-employee director who joins the board after June 30, 2011 is expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) a value equal to six times their annual retainer for service on the board of directors (not including retainers for serving as members or as chairs of committees of the board of directors, or for serving in the role of lead independent director), or (ii) the number of shares determined by dividing the dollar amount determined in clause (i) by the 20-day volume-weighted average trading price of our common stock prior to the date upon which they join the board of directors. Non-employee directors are expected to maintain this minimum amount of stock ownership during the director’s tenure on the board of directors. New non-employee directors are expected to achieve the applicable level of ownership by June 30 following their fourth anniversary of joining the board of directors.

Non-employee directors are not required to purchase shares on the open market in order to comply with the guidelines. In the event the applicable guideline is not achieved with respect to any non-employee director by the applicable deadline, the non-employee director will be required to retain an amount equal to 75% of the net shares received as a result of the exercise of the company’s stock options or stock appreciation rights or the vesting of restricted stock units or other full-value awards until the applicable guideline has been achieved. Under certain limited circumstances, the guidelines may be waived by our compensation committee at its discretion.

2014 Director Compensation

The following table summarizes compensation that our directors earned during 2014 for service on our board of directors and any applicable committee(s) thereof:

Name	Fees Earned in Cash	Stock Awards(1)	Total
Gary L. Lauer(2)	$—	$—	$—
William T. Shaughnessy(2)	$—	$—	$—
Scott N. Flanders(3)	$46,000	$149,769	$195,769
Michael D. Goldberg(4)	$60,000	$149,769	$206,769
Randall S. Livingston(5)	$52,500	$149,769	$202,269
Jack L. Oliver, III(6)	$42,500	$149,769	$192,269
Ellen O. Tauscher(7)	$47,500	$149,769	$197,269

(1)	Amounts shown do not reflect compensation actually received. Amounts shown reflect the grant date fair value of the restricted stock units granted in 2014, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). Our accounting policies regarding equity compensation and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	Messrs. Lauer and Shaughnessy do not receive any compensation for their services as members of our board of directors.
(3)	Mr. Flanders earned $30,000 related to his annual retainer as a non-employee member of the board of directors, $12,500 related to his position as the chairperson of the compensation committee and $3,500 related to his position as a member of the nominating and corporate governance committee.
(4)	Mr. Goldberg earned $30,000 related to his annual retainer as a non-employee member of the board of directors, $12,500 related to his position as chairperson of the audit committee from January 1, 2014 to April 16, 2014, $5,000 related to his position as a member of the audit committee from April 16, 2014 to December 31, 2014 and $12,500 related to his position as lead independent from April 16, 2014 to December 31, 2014.
(5)	Mr. Livingston earned $30,000 related to his annual retainer as a non-employee member of the board of directors, $12,500 related to his position as lead independent director from January 1, 2014 to April 16, 2014 and $10,000 related to his position as a member of the audit committee.
(6)	Mr. Oliver earned $30,000 related to his annual retainer as a non-employee member of the board of directors and $7,500 related to his position as chairperson of the nominating and corporate governance committee and $5,000 related to his position as a member of the compensation committee.
(7)	Ms. Tauscher earned $30,000 related to her annual retainer as a non-employee member of the board of directors, $5,000 related to her position as a member of the audit committee from January 1, 2014 to April 16, 2014 and $12,500 related to her position as chairperson of the audit committee from April 16, 2014 to December 31, 2014.

All of our non-employee directors have received options to purchase shares of our common stock and/or restricted stock units under our 1998 Stock Plan, 2005 Stock Plan, 2006 Equity Incentive Plan or 2014 Equity Incentive Plan in connection with their service as members of our board of directors. The table below summarizes the options and restricted stock units held by our non-employee directors that were outstanding as of December 31, 2014.

			Number of Securities Underlying Equity Awards
Director	Grant Date	Type of Award	Shares Granted	Shares Subject to Unexercised Options Outstanding and Unreleased Restricted Stock Units as of December 31, 2014	Aggregate Stock Options Outstanding as of December 31, 2014	Aggregate Restricted Stock Units Outstanding as of December 31, 2014	Option Exercise Price
Scott N. Flanders	2/29/2008 6/9/2009 6/15/2010 6/12/2014	Stock Option(1) Stock Option(4) Stock Option(4) Restricted Stock Units(4)	25,000 3,250 7,500 4,256	25,000 3,250 7,500 4,256	35,750	4,256	$ $ $	24.49 17.76 12.20 —

Michael D. Goldberg	6/6/2007 6/10/2008 6/9/2009 6/15/2010 6/12/2014	Stock Option(1) Stock Option(3) Stock Option(4) Stock Option(4) Restricted Stock Units(4)	6,250 6,250 3,250 7,500 4,256	6,250 6,250 3,250 7,500 4,256	23,250	4,256	$ $ $ $	19.25 23.49 17.76 12.20 —

Randall S. Livingston	12/17/2008 6/9/2009 6/15/2010 6/12/2014	Stock Option(1) Stock Option(4) Stock Option(4) Restricted Stock Units(4)	10,000 3,250 7,500 4,256	10,000 3,250 7,500 4,256	20,750	4,256	$ $ $	12.40 17.76 12.20 —

Jack L. Oliver, III	3/20/2007 6/6/2007 6/10/2008 6/9/2009 6/15/2010 6/12/2014	Stock Option(1) Stock Option(1) Stock Option(3) Stock Option(4) Stock Option(4) Restricted Stock Units(4)	6,250 6,250 6,250 3,250 7,500 4,256	6,250 6,250 6,250 3,250 7,500 4,256	29,500	4,256	$ $ $ $ $	25.08 19.25 23.49 17.76 12.20 —

Ellen O. Tauscher	7/2/2012 6/12/2014	Restricted Stock Units(2) Restricted Stock Units(4)	9,636 4,256	4,818 4,256		9,074		— —

(1)	Option vests over four years at a rate of 25% after one year and 1/48th per month thereafter, so long as the holder continues to serve as a director.
(2)	Restricted stock unit vests 25% annually over four years from the grant date.
(3)	Option vests as to 100% of the shares subject to the grant on the earlier of (i) the one-year anniversary of the grant date or (ii) the day prior to our annual stockholder meeting approximately one year following the grant date.
(4)	Option or restricted stock unit vests as to 100% of the shares subject to the grant on the day prior to our annual stockholder meeting approximately one year following the grant date.

Executive Officers

The following table sets forth our current executive officers and their ages and the positions they held as of April 1, 2015.

Name	Age	Title
Gary L. Lauer	62	Chairman of the Board of Directors and Chief Executive Officer
William T. Shaughnessy	50	Director, President and Chief Operating Officer
Stuart M. Huizinga	52	Senior Vice President and Chief Financial Officer
Robert S. Hurley	55	Senior Vice President of Sales and Operations
Tom G. Tsao	44	Executive Vice President, Chief Technology and Product Officer

Information pertaining to Mr. Lauer and Mr. Shaughnessy, each of whom is both a director and an executive officer of the company, may be found in the sections entitled “Nominees for Class III Directors” and “Directors Not Standing for Election.”

Stuart M. Huizinga. Senior Vice President and Chief Financial Officer. Mr. Huizinga has served as our senior vice president and chief financial officer since May 2000. Previously, Mr. Huizinga was a partner at Arthur Andersen LLP, an accounting firm. Mr. Huizinga holds a B.S. degree in business administration from San Jose State University and is a certified public accountant (inactive) in the state of California.

Robert S. Hurley. Senior Vice President of Sales and Operations. Mr. Hurley has served as our senior vice president of sales and operations since March 2011. Prior to becoming senior vice president of sales and operations, Mr. Hurley served as our senior vice president of carrier relations since May 2007 and our vice president of strategic initiatives from September 2003 to May 2007, in which role he was responsible for our public and government relations efforts. From April 1999 to September 2003, Mr. Hurley was responsible for our customer care and enrollment functions. Prior to joining us, Mr. Hurley served as an associate vice president of sales and operations for the consumer business segment at Health Net, Inc., a managed healthcare company, and in various leadership roles at Foundation Health, a California health plan. Mr. Hurley holds a B.A. degree in law and society from the University of California, Santa Barbara.

Tom G. Tsao. Executive Vice President, Chief Technology and Product Officer. Mr. Tsao has served as our executive vice president and chief technology and product officer since September 2014. Mr. Tsao previously served as our senior vice president of product management from June 2012 to September 2014. Mr. Tsao was vice president of product management at Walmart.com from May 2011 to June 2012. Before joining Walmart.com, Mr. Tsao spent six years at Yahoo! Inc. where he held various senior management positions from August 2005 to May 2011, including serving as Yahoo’s vice president of global product planning and business management and vice president of product management for integrated consumer experiences, in addition to various other product management positions. Prior to Yahoo!, Mr. Tsao spent four years at eBay overseeing the buyer and seller tools business unit. Mr. Tsao also spent five years at Netscape in various product management roles. Mr. Tsao holds a B.A. degree in quantitative economics from Stanford University.

Corporate Governance Matters

Code of Business Conduct

Our board of directors has adopted a Code of Business Conduct, which is applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Business Conduct is available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Corporate Governance Guidelines

Our board of directors has adopted Guidelines on Significant Corporate Governance Issues, or corporate governance guidelines, that address the role and composition of, and policies applicable to, the board of directors. The nominating and corporate governance committee annually reviews the guidelines and reports any recommendations regarding amendment thereof to our board of directors. Our corporate governance guidelines were amended in March 2014 and are available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Equity Award Policy

Our board of directors adopted an Equity Award Policy in November 2006, which was amended and restated in March 2015. The policy provides:

•	Our compensation committee may grant equity awards to our directors, officers, employees or consultants.

•

Our equity incentive committee may grant equity awards to our employees or consultants, subject to the limitations that (i) the recipient has not already received an equity award from us, (ii) the recipient is not an officer or director, and (iii) the equity incentive committee may not grant options to purchase shares of our common stock or stock appreciation rights for more than 50,000 shares per grantee, and may not grant restricted stock or restricted stock units for more than 20,000 shares per grantee, unless the compensation committee approves a revised limit.

•

For accounting, tax and securities law purposes, all awards are effective on the “date of grant,” which is the earliest day that is both (i) the third Tuesday of a month and (ii) at least the 10th business day after the date when the applicable committee approved the awards; provided, however, that the Compensation Committee shall have discretion to make grants that do not comply with this requirement solely with respect to grants of restricted shares and/or stock units intended to comply with the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code of 1986.

•	The exercise price of all options and stock appreciation rights is required to be equal to or greater than the closing price of our common stock on the date of grant.

Insider Trading Compliance Program

Our board of directors adopted an Insider Trading Compliance Program in August 2006, which was amended and restated in March 2014. The program prohibits trading of our securities based on material, nonpublic information regarding our company and applies to members of our and our subsidiaries’ board of directors, employees and consultants, including our executive officers, and, in each case, their related parties (collectively, the “Insiders”). The Insiders are generally prohibited from, among other things, trading on material, nonpublic information, holding our securities in a margin account or pledging our securities as collateral for a loan, “tipping,” trading during our trading blackout period, conducting short sales of our securities, trading in derivative securities (e.g., “puts,” calls,” or other similar hedging instruments) relating our securities, placing open orders with brokers in violation of the program, and disclosing nonpublic information relating to our company and our subsidiaries on any forum.

Consideration of Director Nominees

Stockholder Recommendations and Nominations. The policy of our board of directors is to consider recommendations for director candidates from stockholders holding not less than one percent (1%) of the outstanding shares of our common stock continuously for at least twelve months prior to the date of submission of the recommendation. Our board of directors has established the following procedures by which these stockholders may submit recommendations regarding director candidates:

•

To recommend a candidate for election to the board of directors, a stockholder meeting the criteria set forth above must notify the nominating and corporate governance committee by writing to our general counsel at the following address:

General Counsel (Director Recommendation)

eHealth, Inc.

440 East Middlefield Road

Mountain View, California 94043

•	The stockholder’s notice is required to set forth the following information:

•	the candidate’s name and home and business contact information;

•	detailed biographical data and relevant qualifications of the candidate;

•	a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership set forth below;

•	information regarding any relationship between the candidate and us;

•	the candidate’s written consent to be named in our proxy statement and proxy if selected and to serve on our board of directors if elected;

•	evidence of the required ownership of common stock by the recommending stockholder; and

•	other information that the stockholder believes is relevant in considering the candidate.

A stockholder that instead desires to nominate a person directly for election to the board of directors at an annual meeting of stockholders must meet the deadlines and other requirements set forth in our bylaws.

Director Qualifications. Our board of directors believes that it is necessary for each of our directors to possess many qualities, skills and attributes. The nominating and corporate governance committee is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and attributes required of members of our board of directors in the context of the current make-up of our board of directors. According to our corporate governance guidelines, the nominating and corporate governance committee will consider the following in connection with its evaluation of director candidates:

•	the current size, composition and organization of the board of directors and the needs of the board of directors and its committees;

•

such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments; and

•	other factors as the nominating and corporate governance committee may consider appropriate.

The minimum qualifications and skills that each director should possess include (i) strong professional and personal ethics and values, (ii) broad experience at the policy-making level in business, government, education, technology or public interest and (iii) the ability to assist and make significant contributions to our success. As provided above, our corporate governance guidelines specify one of the considered factors as diversity of experience. Beyond this statement, our nominating and corporate governance committee does not have a formal policy with respect to diversity. The board of directors and nominating and corporate governance committee, however, believe that it is important that our directors represent diverse viewpoints. In addition to diversity of experience, the nominating and corporate governance committee seeks director candidates with a broad diversity of professions, skills and backgrounds.

The nominating and corporate governance committee evaluates the foregoing factors, among others, and does not assign any particular weight or priority to any of these factors.

Identification and Evaluation of Nominees for Directors. The nominating and corporate governance committee is responsible for identifying, evaluating and recommending candidates for election to our board of directors and candidates for filling vacancies on our board of directors that may occur between annual meetings of our stockholders. The nominating and corporate governance committee may consider bona fide candidates from all relevant sources, including current board members, professional search firms and other persons. The nominating and corporate governance committee will also consider bona fide director candidates recommended by stockholders pursuant to the requirements set forth above. The nominating and corporate governance committee is responsible for evaluating director candidates in light of the board of directors membership criteria described above, based on all relevant information and materials available to the nominating and corporate governance committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.

Stockholder Communication with Directors

The board of directors believes that stockholders should have an opportunity to communicate with the board of directors. Any communication from a stockholder to the board of directors generally or to a particular director should be in writing and should be delivered to our general counsel at our principal executive offices. Each such communication should set forth (i) the name and address of the stockholder, as they appear on our books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of our stock that are owned of record by the record holder and beneficially by such beneficial owner. Our general counsel will monitor these communications. The general counsel will, in consultation with appropriate directors as necessary, generally screen out communications from stockholders that (i) are solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders or (iii) matters that are of a type that render them improper or irrelevant to the functioning of the board of directors and us. Summaries of appropriate communications will be provided to the board of directors at each regularly scheduled meeting of the board of directors. The board of directors generally meets on a quarterly basis. Where the nature of a communication warrants, the general counsel may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors or an individual director and may consult our independent advisors or management regarding the communication. The general counsel may decide in the exercise of his or her judgment whether a response to any stockholder communication is necessary.

The procedures described above do not apply to communications to non-employee directors from our officers or directors who are stockholders or to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Attendance at Annual Meeting of Stockholders

The board of directors encourages directors to attend our annual meetings of stockholders. All (except one) of our directors attended the annual meeting of stockholders held June 12, 2014.

Compensation Committee Interlocks and Insider Participation

The directors who were members of our compensation committee during 2014 were Scott N. Flanders, and Jack L. Oliver, III. Lawrence M. Higby served as a member of our compensation committee until his term as a director expired at our June 2014 annual meeting of stockholders. None of the current or past members of our compensation committee has at any time been an officer or employee of ours. None of our executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Board Leadership Structure

The board of directors currently believes that our company is best served by combining the roles of chairman of the board and chief executive officer, coupled with a separate lead independent director. Gary Lauer, our chief executive officer, is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Michael Goldberg is our lead independent director. Independent directors and management have different perspectives and roles in the development of our strategy. Our independent directors bring experience, oversight and expertise from outside the company, while our chief executive officer brings company-specific experience and expertise. Our board of directors believes that the combined role of chairman and chief executive officer is the best leadership structure for us at the current time as it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our board of directors. The board of directors recognizes, however, that no single leadership model is right for all companies at all times. Our corporate governance guidelines provide that the board of directors should be free to choose a chairperson of the board in any way that it deems best for the company at a given point in time. Accordingly, the board of directors periodically reviews its leadership structure.

Lead Independent Director

Mr. Livingston served as lead independent director from May 2011 to April 2014. In April 2014, our board of directors appointed Mr. Goldberg as lead independent director. The lead independent director is responsible for coordinating the activities of the independent directors. The lead independent director has the following specific responsibilities:

•	call special meetings of the independent directors, develop agendas for such meetings and chair all meetings of independent directors;

•	serve as chairperson of the board of directors when the chairperson is not present;

•	serve as a conduit between the non-employee directors and the chairperson of the board of directors on sensitive issues;

•	work with the chairperson of the board of directors to develop a schedule of meetings for the board and provide input with respect to meeting agendas for the board of directors and its committees;

•	advise the chairperson of the board of directors with respect to the quality, quantity and timeliness of the flow of information from company management;

•	recommend to the chairperson of the board of directors the retention of advisors and consultants who report directly to the board;

•	with the chairperson and the chief executive officer, coordinate the assessment of committee structure, organization and charters, and evaluate the need for any changes;

•	coordinate the performance evaluation of the chairperson and chief executive officer with the compensation committee;

•	review and approve the philosophy of and program for compensation of the outside directors; and

•	be available for consultation and communication with significant stockholders, as requested.

Risk Oversight

The board of directors takes an active role, as a whole and at the committee level, in overseeing management of the company’s risks. Our management keeps the board of directors apprised of significant risks facing the company and the approach being taken to understand, manage and mitigate such risks. Specifically, strategic risks are overseen by the full board of directors; financial risks are overseen by the audit committee of the board of directors; risks relating to compensation plans and arrangements are overseen by the compensation committee of the board of directors; and risks associated with director independence and potential conflicts of interest are overseen by the nominating and corporate governance committee of the board of directors. Additional review or reporting on enterprise risks is conducted as needed or as requested by the full board of directors or the appropriate committee. In addition, our lead independent director promotes communication and consideration of matters presenting significant risks to us through his role in contributing to agendas for meeting of our board of directors, chairing meetings of the independent directors and acting as a conduit between our independent directors and our chairman and chief executive officer on sensitive issues.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 31, 2015, as to shares of common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and nominees, (iii) each of our executive officers named under “Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—2014 Summary Compensation Table” (the “Named Executive Officers”) and (iv) all of our directors and executive officers as a group. The information provided in the table is based on our records, information filed with the Securities and Exchange Commission and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 17,906,655 shares of common stock outstanding at March 31, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that were currently exercisable or exercisable within 60 days after March 31, 2015, and shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 31, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned*
5% Stockholders
Entities affiliated with Deerfield Mgmt, L.P.(2) 780 Third Avenue, 37th Floor New York, NY 10017	3,264,588	18.23%
Wellington Management Group LLP(3) 280 Congress Street Boston, MA 02210	2,308,573	12.89%
Entities affiliated with BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10022	1,619,538	9.04%
Vanguard Explorer Fund(5) 100 Vanguard Blvd. Malvern, PA 19355	1,380,405	7.70%
Joseph L. Harrosh(6) P.O Box 6009 Fremont, CA 94538	1,046,629	5.84%

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned*
Executive Officers and Directors
Gary L. Lauer(7)	511,417	*
William T. Shaughnessy(8)	275,741	*
Stuart M. Huizinga(9)	99,439	*
Robert S. Hurley(10)	41,843	*
Tom G. Tsao(11)	12,502	*
Scott N. Flanders(12)	71,166	*
Michael D. Goldberg(13)	74,085	*
Randall S. Livingston(14)	45,979	*
Jack L. Oliver, III(15)	60,407	*
Ellen O. Tauscher	10,894	*
All executive officers and directors, as a group (10 persons)(16)	1,203,473	6.72%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o eHealth, Inc., 440 East Middlefield Road, Mountain View, CA 94043.
(2)	According to a Schedule 13G filed on March 9, 2015 with the Securities and Exchange Commission, Deerfield Mgmt, L.P, Deerfield Management Company, L.P. and James E. Flynn may be deemed to beneficially own 3,264,588 shares of our common stock which are owned by Deerfield Partners, L.P., Deerfield International Master Fund, L.P. and Deerfield Special Situations Fund, L.P on behalf of various other persons known to have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities as of March 6, 2015. No one such person’s interest in our common stock is more than 5% of the total outstanding shares of our common stock.
(3)	According to a Schedule 13G filed on February 12, 2015 with the Securities and Exchange Commission, Wellington Management Group, LLP, in its capacity as investment adviser, may be deemed to beneficially own 2,308,573 shares of our common stock which are owned of record by clients of Wellington Management Group, LLP as of December 31, 2014. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client, except Vanguard Explorer Fund-WMC, is known to have such right or power with respect to more than 5% of the total outstanding shares of our common stock.
(4)	According to a Schedule 13G filed on January 15, 2015 with the Securities and Exchange Commission, 1,619,538 shares of common stock are deemed to be beneficially owned by BlackRock, Inc. and certain of its subsidiaries on behalf of various other persons known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our common stock as of December 31, 2014. No one such person’s interest in our common stock is more than 5% of the total outstanding shares of our common stock.
(5)	According to a Schedule 13G filed on February 6, 2015 with the Securities and Exchange Commission, Vanguard Explorer Fund is the beneficial owner of 1,380,405 shares of our common stock as of December 31, 2014.
(6)	According to a Schedule 13G filed on January 22, 2015 with the Securities and Exchange Commission, Joseph L. Harrosh is the beneficial owner of 1,046,629 shares of our common stock as of December 31, 2014.
(7)	Includes 98,448 shares of common stock that Mr. Lauer has agreed to transfer to his former spouse pursuant to a marital settlement agreement. Also includes 299,999 shares of common stock issuable upon exercise of stock options, 148,949 shares of which are subject to a martial settlement agreement pursuant to which Mr. Lauer has agreed to exercise and transfer up to 148,949 shares of common stock issuable upon exercise of stock options to his former spouse, upon her request and subject to any governmental and/or company restrictions.

(8)	Includes 253,326 shares of common stock issuable upon exercise of stock options and 6,250 shares of common stock issuable upon vesting of restricted stock units.
(9)	Includes 6,965 shares of common stock held of record by Stuart Mark Huizinga and Vicki Annece Huizinga, Trustees of the Huizinga Revocable Trust U/A Dtd January 9, 1999. Also includes 70,883 shares of common stock issuable upon exercise of stock options.
(10)	Includes 37,027 shares of common stock issuable upon exercise of stock options.
(11)	Includes 6,250 shares of common stock issuable upon exercise of stock options.
(12)	Includes 35,750 shares of common stock issuable upon exercise of stock options.
(13)	Includes 19,419 shares of common stock held of record by Michael D. Goldberg Family Trust dated June 3, 2011. Also includes 23,250 shares of common stock issuable upon exercise of stock options.
(14)	Includes 20,750 shares of common stock issuable upon exercise of stock options.
(15)	Includes 29,500 shares of common stock issuable upon exercise of stock options.
(16)	Includes an aggregate of 776,915 shares of common stock issuable upon exercise of stock options and 6,250 shares of common stock issuable upon vesting of restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, or any currently proposed transaction, to which we were or will be a participant, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

Board Compensation

We pay non-employee directors for service on our board of directors. Our non-employee directors also have received options to purchase shares of our common stock and restricted stock units covering shares of our common stock. For more information regarding these arrangements, see “Non-Employee Director Compensation” above.

Employment Agreements

We have entered into offer letters or employment related agreements with each of our executive officers. For more information regarding certain of these arrangements, see “Executive Compensation, Say-on-Pay, Independence of Advisors—Employment Agreements and Change of Control Arrangements” below.

Indemnification Agreements and Limitation of Liability

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her action in that capacity, regardless of whether Delaware law would otherwise permit indemnification. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Equity Award Grants

We have granted restricted stock units and options to purchase shares of our common stock to our directors and executive officers. See “Non-Employee Director Compensation,” “Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Compensation Elements—Equity Incentive Awards” and “Executive Compensation, Say-on-Pay, Independence of Advisors—2014 Outstanding Equity Awards at Fiscal Year-End, 2014 Option Exercises and Stock Vested at Fiscal Year-End.”

Policies and Procedures with Respect to Related-Party Transactions

The charter of our audit committee requires that members of the audit committee, all of whom are independent directors, review and oversee all related-party transactions in accordance with applicable rules and regulations. In addition, the audit committee is responsible for reviewing, approving and monitoring our Code of Business Conduct. Our Code of Business Conduct prohibits conflicts of interest as a matter of policy, except with the informed written consent of our board of directors or a committee of our board of directors in the case of a director or executive officer. There were no related-party transactions during 2014 that did not require review, approval or ratification pursuant to our policies and procedures, or for which such policies and procedures were not followed. Except for the compensation of directors and executive officers described earlier and as set forth above, none of our directors, executive officers or holders of more than 5% of our common stock were involved in any related-party transactions.

EXECUTIVE COMPENSATION, SAY-ON-PAY, INDEPENDENCE OF ADVISORS

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes our executive compensation program and philosophy and the material elements of compensation awarded to, earned by, or paid to our chief executive officer, chief financial officer and our other executive officers named in the Summary Compensation Table, or “Named Executive Officers,” for the year ended December 31, 2014.

Our Business Environment and Certain Achievements

Our strategy is focused on strengthening our position as the leading private online distribution platform for health insurance and diversifying into new business areas where our platform may be leveraged. The health insurance industry is highly regulated and has been impacted significantly by recent legislative developments, including the passage and implementation of health care reform and the Affordable Care Act. The impact of health care reform implementation was especially pronounced in the individual and family health insurance market—a core market for us where we have historically generated the majority of our revenue. While the Affordable Care Act resulted in millions of previously uninsured Americans obtaining healthcare coverage and expanded the size of the individual and family health insurance market, it also resulted in the creation of a strong, new competition in the form of government-run health insurance exchanges. Specifically, pursuant to the Affordable Care Act, each state was required to establish an exchange where consumers could shop for and purchase health insurance, including over the Internet. In addition, the federal government implemented and operated the exchange for states that did not establish their own exchange. Government exchange marketing efforts have resulted in significant competition and also have increased the cost of generating demand for individual and family health insurance online.

In 2014, we observed new dynamics in our individual and family health insurance business—all related to the Affordable Care Act implementation. The full scope and impact of these new dynamics came to light over the course of the entire year for a number of reasons, including our experiencing unprecedented delays and inconsistencies in the reporting of commission payments to us from health insurance carriers in 2014. The first new dynamic we experienced was a decline in retention rates within our individual and family health insurance plan membership, which historically had been very stable. This decline was driven by the cancellation of non-Affordable Care Act compliant plans by health insurance carriers, the shift of some of our members to government exchanges and other health care reform-related factors. Second, we observed a decline in the percentage of individuals on approved applications who ultimately became paying members—another metric which historically had been stable and predictable. In addition, after the closing of the first open enrollment period under health care reform on March 31, 2014, the level of application activity on our individual and family health insurance platform declined significantly, because consumers could not purchase individual and family health insurance plans outside of the open enrollment period unless they had special, qualifying circumstances. We ended 2014 with a 30% decline in our estimated individual and family health insurance plan membership as of December 31, 2014 compared to the end of 2013.

Throughout 2014 we continued to enhance our technology platform. We were able to enroll individuals into qualified health plans over the Internet through the exchange operated by the federal government during the second open enrollment period under health care reform, which began on November 15, 2014 and ended on February 15, 2015. Qualified health plans are the individual and family health insurance that individuals must enroll in through government exchanges in order to be able to receive health care reform subsidies in connection with their purchase of health insurance. We were not able to enroll individuals and families in these plans over the Internet during the first open enrollment period.

Over the past several years, we have successfully leveraged our core technology to enter into the market of selling Medicare related health insurance. In 2014 we continued to grow our business of selling Medicare related health insurance, which contributed 25% of our revenue in 2014 compared to 6% in 2010. Our estimated total Medicare related health insurance plan membership was 143,500 at the end of 2014. In contrast, we had no Medicare related health insurance plan members at the beginning of 2010 and generated limited Medicare health insurance plan revenues through the sale of leads to third parties. We also continued to grow membership and revenues in 2014 from the sale of ancillary products, including vision, dental, short-term and accident insurance. Our ancillary product membership at the end of 2014 was up 24% compared to the end of 2013 with commission revenues from ancillary products growing 50% over the same time period.

Overall, our 2014 revenue was flat compared to 2013 as growth in revenue relating to our sale of Medicare related health insurance and ancillary products offset declining revenue in our individual and family health insurance business. We reported an operating loss for the year for the first time since we became a publicly traded company in 2006. Our 2014 operating loss was $6.8 million driven primarily by a decline in our individual and family health insurance plan membership and continued investment in our Medicare business. As a result, in March of 2015, we announced a strategic cost reduction program aimed to align our fixed cost structure with our revenue expectations. Our goal is to enhance the profitability and cash flow generation of our individual and family health insurance plan business while allowing continued investment for growth in our Medicare related health insurance business.

Executive Compensation Summary

Pay for Performance

The focus of our executive compensation program is pay for performance. Accordingly, while we pay competitive base salaries and other benefits, the majority of our Named Executive Officers’ compensation opportunity is based on variable pay based on company performance. During 2014, the compensation of our Named Executive Officers primarily consisted of base salary, an annual cash incentive award, and long-term equity incentive awards in the form performance-based restricted stock units. No Named Executive Officers were awarded restricted stock units in 2014 that vested based solely on providing continued services to us, with the exception of a one-time restricted stock unit award to Mr. Tsao in recognition of his promotion to executive vice president and chief technology and product officer. For 2014, our chief executive officer and our other Named Executive Officers were eligible to earn up to approximately 83% and 73% (on average), respectively, of their total cash and equity compensation in the form of variable annual cash incentives and long-term performance-based equity incentives, in each case excluding the value of all other types of compensation, such as benefits.

The following charts illustrate the 2014 pay mix of our chief executive officer and the average pay mix of our other Named Executive Officers. For purposes of the charts, the annual cash incentive and long-term equity incentive percentages are calculated based on the target incentives, assuming all performance criteria were met and cash bonuses were awarded and performance-based restricted stock units were earned at 100% of the target level. The amounts calculated and represented in the charts below do not reflect the actual amounts awarded to our chief executive officer and other Named Executive Officers. The long term equity incentive percentages are calculated using the grant date fair value of the performance-based restricted stock units underlying the target long-term equity incentive, computed in accordance with FASB ASC Topic 718. The charts do not account for payments we make for health and life insurance benefits and 401(k) matching contributions that are generally available to our employees.

No annual cash incentives and performance-based, long-term equity incentives for our chief executive officer and Named Executive Officers were earned based on the company’s performance in 2014, which reinforces that our program is set up to pay for Company performance.

Corporate Governance Best Practices

Our compensation committee, assisted by its independent compensation consultant, Radford, an Aon Hewitt Company (“Radford”), stays informed of developing executive compensation best practices and strives to implement them. In this regard, our best practices include:

•

In 2014, establishing milestones for executive officer performance-based restricted stock unit grants that are based on revenue achievement for both one- and two-year periods; thereby providing longer-term performance metrics for these equity awards than under our annual cash bonus plans;

•	Establishing share retention guidelines for executive officers beginning in 2011 and for our non-employee directors beginning in 2010;

•

Beginning in 2010, removing our chief executive officer as a participant in our Executive Bonus Plan and establishing him as a participant in our stockholder-approved Performance Bonus Plan, payments under which are intended to qualify as fully deductible performance-based compensation under Internal Revenue Code Section 162(m) and which was approved again by stockholders at our 2014 Annual Meeting;

•	Eliminating housing, travel and automobile allowances and related tax gross-ups starting in 2010;

•	Providing no golden parachute excise tax gross-ups;

•	Providing no single-trigger change of control benefits for any of our Named Executive Officers;

•

Beginning in 2011, granting a majority of the equity awards to our Named Executive Officers in the form of restricted stock units with performance-based vesting and in 2014 all restricted stock units granted to our Named Executive Officers were subject to performance-based vesting with the exception of a one-time restricted stock unit award for Mr. Tsao in recognition of his promotion to Executive Vice President, Chief Technology and Product Officer;

•	Beginning in 2013, granting all equity awards to our chief executive officer in the form of restricted stock units with performance-based vesting;

•

Granting to employees, including our Named Executive Officers, equity awards subject to a minimum vesting period of three years if such award is based on the satisfaction of performance criteria or objectives (which three-year period would include any service-based vesting that must be satisfied after achievement of the performance goals) and a minimum vesting period of four years if such award is based on the holder’s continued employment as an employee with the company, subject under certain circumstances to accelerated vesting upon certain terminations of employment;

•

Consistent with the direction of stockholder votes cast in 2011 and consistent with management’s recommendation to our stockholders, adopting an annual Say-on-Pay advisory vote, commencing in 2011 and continuing in this 2015 proxy statement; and

•	Engaging Radford to perform a risk analysis with respect to our compensation programs and policies, including for non-executive officers.

Changes to the Long-Term Incentive Program for 2015

As described in greater detail below, we did not achieve a level of performance to pay any amounts relating to the 2014 cash incentive program or the performance-based restricted stock units tied to 2014 performance. As noted above under Our Business Environment and Certain Achievements, we have faced uncertainties in a challenging business environment, and we saw a significant drop in our stock price in 2014. The fact that our Named Executive Officers did not receive any of their cash incentive bonus or performance-based restricted stock units relating to 2014 reinforces our commitment to aligning our executives’ pay to our performance. In light of this, the compensation committee revised the long-term incentive program for executives in a very meaningful way for 2015. Seventy-five percent (75%) of the equity awards granted in 2015 to Messrs. Lauer and Shaughnessy, and 50% of the equity awards granted in 2015 to all other Named Executive Officers, are tied to achieving certain levels of stock price performance within the next four years. An executive will become eligible to vest in this performance-based restricted stock unit if in any 30-day period the Company’s average stock price trades at the following price thresholds:

Price Threshold	Percentage of Award Eligible to Vest
$15.00	25%
$20.00	25%
$22.50	25%
$25.00	25%

Upon achievement of one or more of the price thresholds, the percentage that becomes eligible to vest would vest on the one-year anniversary of achieving the applicable price threshold, subject to the executive continuing to provide services to us through the vesting date.

These awards were approved when our stock price was trading at approximately $10 per share, so the stock price would have to increase by approximately 50% from the approval date in order for the Named Executive Officer to be eligible to vest 25% of the shares subject to the performance-based restricted stock unit and by approximately 250% to be eligible to vest in the full performance-based restricted stock unit award. The compensation committee believes that the performance-based restricted stock unit awards that are tied to achievement of our stock price performance will motivate our executives to take actions and pursue opportunities that will enhance the long-term value of our stock and benefit our stockholders.

Insider Trading Compliance Program

Our employees, including our Named Executive Officers, are prohibited from trading our securities in violation of our Insider Trading Compliance Program—such as trading on material, nonpublic information, pledging of our securities as collateral for a loan and trading in derivative securities (e.g., “puts,” calls,” or other similar hedging instruments) relating to our securities. For more information about our Insider Trading Compliance Program, see Directors, Executive Officers and Corporate Governance—Corporate Governance Matters—Insider Trading Compliance Program.

General Compensation Philosophy and Program Structure

General

We strive to balance our need to compete for executive talent with the need to maintain a reasonable and responsible cost structure for our program and to align our executive officers’ interests with our stockholders’ interests. In general, the objectives of our executive compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers;

•	directly link compensation to measurable corporate and individual performance;

•	focus executive officers on achieving near and long-term corporate objectives and strategy; and

•	reward executives for creating stockholder value.

Executive officer compensation primarily has been composed of base salary, annual cash bonus awards and long-term equity incentive awards. We base compensation on the executive officer’s responsibilities, individual performance and our performance as a company.

Role of the Compensation Committee

The compensation committee of our board of directors, composed entirely of non-employee independent members of our board of directors, oversees, among other things, the design and administration of our executive compensation program and our equity incentive plans (including reviewing and approving equity award grants). The compensation committee reviews and approves all compensation decisions relating to our executive officers, including our Named Executive Officers, on an annual basis. The compensation committee reviews the components of executive officer compensation for consistency with our compensation philosophy and takes into account changes in compensation practices among companies it considers similar to us in certain respects. The compensation committee also reviews overall compensation risk. See Committees of the Board of Directors—Compensation Committee above for additional information about the compensation committee.

Role of Executive Officers

Our chief executive officer, chief financial officer and members of our human resources, finance and legal departments assist and support the compensation committee. Management does not determine executive officer compensation. However, management reviews our compensation philosophy with the compensation committee and develops compensation proposals for the compensation committee to consider. Management may provide various materials to the compensation committee, such as analyses of existing and proposed compensation programs and executive officer and other employee equity ownership information. Our chief executive officer and our vice president of human resources participated in meetings of our compensation committee, and our chief executive officer makes recommendations with respect to compensation proposals for executive officers other than himself.

Role of the Compensation Consulting Firm

The compensation committee has engaged Radford to provide compensation advisory services. Radford reports directly to the compensation committee for purposes of advising it on executive officer compensation and meets with certain members of management in conducting its reviews of various aspects of executive officer compensation. In early 2014, Radford conducted analyses of our executive officers’ base salaries, annual cash bonus awards and long term equity incentive awards against the compensation of executive officers in similar positions with companies considered to be our “peer companies.” Radford also reports on overall compensation risk, equity plan usage and makes recommendations to the compensation committee for executive new hire packages. Radford attended certain compensation committee meetings, including executive sessions, to present its analyses and to discuss its findings with the compensation committee. The compensation committee reviewed Radford’s analyses in the context of making its decisions with respect to executive officer compensation for 2014. We, as a company, participate in Radford’s Global Technology Survey in order to obtain market compensation information for executives and staff globally. Radford also assists us in valuing equity awards to ensure that such awards are properly expensed. The total dollar amount of services that Radford provided to us in 2014 that was paid in 2014 was approximately $116,100. The compensation committee has reviewed the level of services provided to us by Radford and does not believe it or the services give rise to a conflict or compromises Radford’s independence in advising the compensation committee.

Compensation Committee Adviser Independence

The compensation committee has considered the independence of Radford pursuant to NASDAQ Global Market and Securities and Exchange Commission rules and has found no conflict of interest in Radford’s continuing to provide advice to the compensation committee.

The compensation committee is also regularly advised by the company’s primary outside legal counsel, Wilson, Sonsini, Goodrich & Rosati. The compensation committee has considered the independence of Wilson, Sonsini, Goodrich & Rosati pursuant to NASDAQ Global Market and Securities and Exchange Commission rules and has found no conflict of interest in Wilson, Sonsini, Goodrich & Rosati’s continuing to provide advice to the compensation committee. The compensation committee intends to reassess the independence of its advisers at least annually.

Consideration of 2014 Advisory Say-On-Pay Vote; Frequency of Say on Pay Vote

On June 12, 2014, we held a stockholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a “Say-On-Pay” vote. Our stockholders approved the compensation of our Named Executive Officers, with over 99.5% of stockholder votes cast in favor of our 2014 Say-On-Pay resolution. Notwithstanding the overwhelming support for our executive compensation program, after considering our 2014 performance, the compensation committee took proactive steps to adjust our 2015 executive compensation program to ensure the incentives for our executives would further align their interests with those of our stockholders. We will hold an annual advisory stockholder vote to approve our Named Executive Officer compensation until the results of our next Say-On-Pay frequency vote.

Competitive Positioning

The reports provided by Radford for the 2014 executive compensation analyses reviewed our executive officer compensation against the compensation of executive officers in similar positions with a set of peer group companies (which changed from 2013 to 2014, as described below) and also with compensation data drawn, for purposes of the 2014 review, from software/Internet companies with revenues from $75 million to $300 million included in the Radford Global Technology Total Direct Compensation Survey. The survey data was used in addition to the peer group company data as it was believed to be reflective of companies that compete in our labor market and of companies with similar revenue levels. The peer group companies and the survey data were equally weighted by the compensation committee.

2014 Peer Group

The peer group developed by Radford, approved by our compensation committee and used in Radford’s analysis for 2014 compensation, was based on a modified 2013 peer group. Peer companies with revenues ranged from $75 million to $300 million and market capitalization ranged from $200 million to $1.5 billion were generally targeted as suitable companies for this peer group. The companies that comprised the 2014 peer group consisted of the following:

Peer Group Companies
Athenahealth, Inc.	Petmed Express, Inc.
Blucora, Inc. (formerly InfoSpace, Inc.)	QuinStreet, Inc.
Blue Nile, Inc.	Synchronoss Technologies, Inc.
CafePress Inc.	TechTarget, Inc.
Constant Contact, Inc.	Travelzoo, Inc.
Dice Holdings Inc	Trulia, Inc.
Ebix, Inc.	Vitacost.com, Inc.
Limelight Networks, Inc.	Web.com Group, Inc.
LogMeIn, Inc.	XO Group Inc.
Move, Inc	Yelp, Inc.
OpenTable, Inc.	Zillow, Inc.

U.S. Auto Parts Networks, Inc., a company included in the 2013 peer group, was removed from the 2014 peer group because its market capitalization was below the criteria approved by us. Kayak Software Corporation and Online Resources Corporation were also removed from the peer group because they were acquired. Constant Contact, Inc., Dice Holdings Inc, LogMeIn, Inc. and Trulia, Inc. were added to the peer group because they met the criteria stated above.

Compensation Elements

Base Salaries

The compensation committee’s objective is to provide the Named Executive Officers with competitive base salaries. We provide this opportunity in order to attract and retain an appropriate caliber of talent and experience for our workforce. Our compensation committee reviews executive officer base salaries annually, generally in the first quarter of each year. Our compensation committee reviewed base salaries for our Named Executive Officers in the first quarter of 2014 using peer group and survey data supplied by Radford.

2014 Base Salaries

In the first quarter of 2014, the compensation committee set the annual base salaries for our Named Executive Officers. The base salary increases set forth below were based upon the compensation committee’s determination of merit and performance. Mr. Tsao’s base salary was initially increased to $310,000 for 2014. Effective September 1, 2014, the compensation committee further increased the annual base salary of Mr. Tsao to $350,000 as part of his promotion to executive vice president and chief technology and product officer. Mr. Huizinga’s salary was adjusted on a higher percentage basis than Messrs. Shaughnessy and Hurley because the compensation committee determined his salary was lower than his counterparts in our peer group, and it determined the increase was appropriate in light of Mr. Huizinga’s experience and contributions to us.

Name/Title	2013 Base Salary	2014 Base Salary	Percentage Increase
Gary L. Lauer
Chief Executive Officer	$650,000	$650,000	0%
William T. Shaughnessy
President and Chief Operating Officer	$500,000	$525,000	5%
Stuart M. Huizinga
Senior Vice President and Chief Financial Officer	$300,000	$325,000	8.3%
Robert S. Hurley
Senior Vice President of Sales and Operations	$257,000	$265,200	3.2%
Tom G. Tsao
Executive Vice President, Chief Technology and Product Officer	$288,500	$350,000	21.3%

For 2014, base salaries accounted for approximately 17% of the total compensation for our chief executive officer, and 27% (on average) for our other Named Executive Officers. The total compensation includes target cash bonus awards and the grant date value of any equity awards granted in 2014 computed in accordance with FASB ASC Topic 718, but excludes health and life insurance benefits and 401(k) matching contributions that are generally available to our employees.

Annual Cash Bonus Awards

General

We provide the opportunity for our executive officers, including our Named Executive Officers, and other employees to earn an annual cash bonus award. We provide this opportunity in order to attract and retain employees with an appropriate caliber of talent and experience for our key positions and to motivate our executive officers and other eligible employees to achieve annual business goals.

2014 Executive Bonus Plan

In the first quarter of 2014, our compensation committee approved the Executive Bonus Plan for the fiscal year ended December 31, 2014 (the “2014 Bonus Plan”). Under the 2014 Bonus Plan, the compensation committee established performance measures to be used in determining 2014 annual executive officer cash bonus awards (other than for Mr. Lauer, who instead participates in our Performance Bonus Plan discussed below). The 2014 Bonus Plan could be amended, suspended or terminated at any time at the sole and absolute discretion of the compensation committee.

The payouts under the 2014 Bonus Plan for the fiscal year ending December 31, 2014 were determined by the compensation committee based solely on company performance.

Company performance was measured by the achievement of specific financial goals related to revenue and EBITDA. The compensation committee chose not to use non-GAAP operating earnings as a goal for 2014 Bonus Plan as it did for 2013, because it felt that goal was substantially similar to the EBITDA goal. Further, the compensation committee wanted to emphasize revenue growth. As a result, the revenue goal comprised 60% of the potential target incentive award for each participant in 2014, compared to 50% of their respective target incentive in 2013. The EBITDA goal comprised the remaining 40% of the total potential target incentive award for each participant. In the event that we met the target revenue or EBITDA performance goal, a participant would receive, in connection with the achievement of that performance goal, 100% of the participant’s target payout with respect to that goal. A participant would not receive any payout with respect to a goal that was achieved at less than 95%, but would receive 50% of that goal’s target payout if 95% of the goal was achieved and up to 90% of that goal’s target payout at 99% of the achievement of the goal. If we exceeded a goal, participants would receive amounts above that goal’s target payout for the relevant goal exceeded as follows:

•

In the event that the revenue goal was exceeded, each participant would have received for each percent achieved above goal an additional 5% of the target payout for the revenue goal up to a maximum additional payment of 50%; and

•

With respect to the EBITDA goal, and only if 100% of the revenue goal is achieved, a participant would receive for each percent achieved above the EBITDA goal an additional 2.5% of the relevant target payout, up to a maximum of additional payout of 50%.

We were required to be profitable on an operating basis (excluding non-cash charges) for a participant to qualify for the maximum payout under the 2014 Bonus Plan for any specific company performance goal. If we were not profitable on an operating basis (excluding non-cash charges), the maximum possible payout for the achievement of any particular company performance goal was no more than 100% of the participant’s target incentive award.

The revenue and EBITDA goals and performance were determined by excluding, at the sole discretion of the compensation committee, (i) the effect of mergers and acquisitions closing in 2014 (if any), (ii) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or as otherwise determined by the compensation committee to be extraordinary or non-recurring in its discretion, and (iii) the effect of any changes in accounting principles affecting our reported results. The specific performance goals for the year ended December 31, 2014 approved by the compensation committee were as follows:

Metric	Target Goal
GAAP Annual Revenue	$213,266,000
EBITDA (GAAP operating income excluding depreciation, amortization and stock-based compensation expense)	$20,604,000

The compensation committee approved target and maximum cash bonus award opportunities under the 2014 Bonus Plan for our Named Executive Officers (other than Mr. Lauer) as follows:

Name/Title	Fiscal 2014 Cash Bonus Award Opportunity
	Target Payout		Maximum Payout
	Percent of Annual Base Salary	Amount	Percent of Annual Base Salary	Amount
William T. Shaughnessy President and Chief Operating Officer	60%	$315,000	90%	$472,500
Stuart M. Huizinga Senior Vice President and Chief Financial Officer	60%	$195,000	90%	$292,500
Robert S. Hurley Senior Vice President of Sales and Operations	60%	$159,120	90%	$238,680
Tom G. Tsao Executive Vice President, Chief Technology and Product Officer	60%	$186,000	90%	$279,000

The 2014 cash bonus opportunity under the 2014 Bonus Plan for each of the Named Executive Officers, other than Mr. Lauer (not a 2014 Bonus Plan participant), was set in accordance with the compensation committee’s philosophy for 2014 to set total target salary and cash bonus compensation opportunity between the 50th and 75th percentile of the market data provided by Radford in its analysis for 2014 compensation, although the Company may make exceptions based on performance, responsibility or other factors.

In March 2015, our compensation committee considered and determined the 2014 fiscal year performance of the company and each of our Named Executive Officers against the previously established performance goals described above. The 2014 performance goals and the company’s 2014 achievement were as follows:

Metric	Target Goal	Company Achievement	Percentage of Achievement Relative to Target
GAAP Annual Revenue	$213,266,000	$179,677,000	84%
EBITDA (GAAP operating income excluding depreciation, amortization and stock-based compensation expense)	$20,604,000	$4,836,000	23%

The compensation committee concluded that since the revenue and EBITDA target goals were achieved at less than 95%, no payments would be made under the 2014 Bonus Plan for our Named Executive Officers.

162(m) Performance Bonus Plan

Our Performance Bonus Plan, which was re-approved by our stockholders at our 2014 Annual Meeting, is designed to qualify payments as deductible “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). In March 2014, our compensation committee determined to maintain Mr. Lauer as the sole participant in the Performance Bonus Plan for fiscal year 2014.

Under the Performance Bonus Plan, Mr. Lauer’s cash incentive bonus was based upon achievement of the same revenue and EBITDA goals described above for other Named Executive Officers. The target cash incentive bonus award opportunity for fiscal year 2014 for Mr. Lauer was 80% of his base salary, or $520,000, with a maximum bonus opportunity of 120% of his base salary, or $780,000. As the Company did not achieve the 95% threshold of performance for either goal as described above for other Named Executive Officers, Mr. Lauer was not paid a cash bonus for 2014.

Equity Incentive Awards

General

Equity incentive awards are an important part of our overall compensation program as they reward and incentivize performance, assist in employee retention and help to align employee interests with the interests of our stockholders. The compensation committee reviews the equity holdings of our Named Executive Officers regularly and the compensation committee makes equity compensation awards to our Named Executive Officers informed in part by the practices of other similarly situated companies.

In reviewing our equity award practices, we are committed to effectively rewarding, incentivizing and retaining our employees with a competitive equity compensation program while minimizing stockholder dilution. For this reason, we carefully manage both our gross burn rate and net burn rate. Gross burn rate reflects equity awards granted during the fiscal year divided by the weighted average number of shares of outstanding. Net burn rate reflects equity awards granted during the fiscal year less equity awards cancelled and returned to the plan (net equity grants), divided by the weighted average number of shares outstanding. Although we are classified with insurance companies in some burn rate comparisons across industry groups, we are an ecommerce and technology company and compete for employees with companies in the internet, software and services industry. As a result, our equity incentive award grants are generally greater than those companies in the insurance company category. Moreover, our burn rates have been negatively impacted by our share repurchase programs under which we have, as of March 31, 2015, spent approximately $200 million to repurchase approximately 10.7 million shares of our common stock in the open market since December 2008.

2014 Executive Equity Compensation

In the first quarter of 2014, our compensation committee approved equity incentive awards for our executive officers, including our Named Executive Officers, in the form of performance-based restricted stock units. Unlike previous years, the compensation committee determined that it would grant no restricted stock units that would vest based solely on providing continued services to us. Because these equity awards for 2014 were tied to achievement of performance goals, the compensation committee decided to provide our executives with an opportunity to earn more shares than it would have if a portion of the equity awards granted were tied only to providing continued services to us. Additionally, consistent with our practice since 2013, our Named Executive Officers were not granted any stock options. Because stock options are typically granted in greater amounts than replacement restricted stock units, the compensation committee reasoned that replacing stock options with restricted stock unit awards would lessen stockholder dilution. The compensation committee determined the number of shares subject to the awards granted to our Named Executive Officers after assessing peer group and other survey data in the analysis provided by Radford and considering the recommendations of Mr. Lauer.

In November of 2014, the compensation committee authorized the grant of a restricted stock unit award to Mr. Tsao covering 5,000 shares as part of his promotion to executive vice president and chief technology and product officer that is to vest as to 25% of the award on September 1 of each of 2015, 2016, 2017, and 2018. The compensation committee believed that this grant was appropriate given Mr. Tsao’s promotion, which reflects Mr. Tsao’s importance to our organization, and to incentivize him to continue his employment with us.

The number of shares of our common stock granted under restricted stock unit awards approved by the compensation committee during 2014 is summarized as follows:

Name	Number of Shares Subject to Restricted Stock Units with Time-Based Vesting	Target Number of Shares Subject to Restricted Stock Units with Performance-Based Vesting	Maximum Number of Shares Subject to Restricted Stock Units with Performance-Based Vesting
Gary L. Lauer	—	60,000	90,000
William T. Shaughnessy	—	30,000	45,000
Stuart M. Huizinga	—	9,000	13,500
Robert S. Hurley	—	9,000	13,500
Tom G. Tsao	5,000	17,500	26,250

For 2014, the compensation committee used the same vesting structure as the performance-based restricted stock unit awards it granted in 2013, but increased the revenue metrics. The 2014 performance-based restricted stock units provide that up to 50% of the target number of shares were eligible to vest based upon achieving a pre-determined 2014 Company annual revenue goal. The remaining 50% of the target number of shares are eligible to vest based upon achieving a pre-determined 2015 Company annual revenue goal. Moreover, if the target annual revenue goals are exceeded, up to an additional number of shares equal to 50% of the target number may become eligible to vest.

If the level of annual revenue achievement in 2015 exceeds, on a percentage basis, the level of achievement in 2014, then the previously unvested 2014 performance-based restricted stock units will become eligible to vest as if the 2015 level of achievement had been achieved in 2014. For example, if in 2014, 35% of the target number of shares became eligible to vest, and in 2015, 55% of the target number of shares became eligible to vest, a total of 110% of the target number of shares will become eligible to vest. These additional shares (equal to, in the example, 20% of target) are referred to herein as “2014 carryover shares.”

Performance-based vesting restricted stock units that are earned then vest based upon continued service-based vesting, with 25% of the shares that are eligible to vest based upon 2014 annual revenue achievement vesting on March 26, 2015, and 25% of such shares on each of the next three anniversaries thereof, so as to be 100% vested on March 26, 2018. Fifty percent of the shares that are eligible to vest based upon 2015 annual revenue achievement plus any 2014 carryover shares vest, subject to continued service, on March 26, 2016, and 25% of such shares are scheduled to vest on each of the next two anniversaries thereof, so as to be 100% vested on March 26, 2018.

The portion of the 2013 performance-based vesting restricted stock unit award was based on achieving 2014 annual revenue goals established in the first quarter of 2013 as follows:

Achieved FY 2014 Revenue ($)	Percentage of FY 2014 Target Shares Eligible for Time-Based Vesting
<$ 181.34 million	0%
$ 181.34 million	50%
$ 188.12 million	100%
$ 195.03 million	125%
$ 202.05 million	150%

The 2014 performance-based vesting restricted stock unit award was based on achieving 2014 annual revenue vesting goals established in the first quarter of 2014 as follows:

Achieved FY 2014 Revenue ($)	Percentage of FY 2014 Target Shares Eligible for Time-Based Vesting
<$ 197.098 million	0%
$ 197.098 million	50%
$ 213.266 million	100%
$ 223.975 million	125%
$ 232.934 million	150%

Amounts between the numbers listed on the charts are determined by straight-line interpolation. Annual 2014 revenue includes revenue from any 2014 mergers and acquisitions and excludes any extraordinary non-recurring items and the effect of any changes in accounting principles that affect the Company’s reported revenue.

The grant date fair value of the 2014 equity awards granted to our Named Executive Officers were targeted between the 50th and the 75th percentile of the comparative data. These awards also reflected the compensation committee’s assessment of individual performance, expected future contribution and retention considerations, including the impact of the relative mix of vested and unvested equity awards on retention. In addition, the compensation committee set the overall size of the awards higher than it otherwise would have set them, given that they were tied to the achievement of performance goals and given that it did not grant awards with vesting that was tied solely to the performance of services to us. The compensation committee also considered the grant size as a percentage of our total outstanding equity compared to market benchmarks.

In March 2015, our compensation committee considered and determined the 2014 performance against the objectively determinable performance targets described above for the restricted stock units subject to performance-based vesting. The 2014 annual revenue target and the company’s 2014 actual achievement were as follows:

Metric	Target Goal for 2013 Award	Company Achievement	Percentage of Achievement Relative to Target	Number of Performance Shares Earned for 2014 Performance
GAAP Annual Revenue	$188,120,000	$179,677,000	95.5%	0

Metric	Target Goal for 2014 Award	Company Achievement	Percentage of Achievement Relative to Target	Number of Performance Shares Earned for 2014 Performance
GAAP Annual Revenue	$213,266,000	$179,677,000	84.3%	0

Following a review of the extent to which performance targets had been achieved as described above, the committee determined that the 2014 revenue target was not achieved for the 2014 portion of both the 2013 and 2014 performance-based restricted stock units and therefore would not be eligible for vesting.

Stock Ownership Guidelines

In March 2011, our compensation committee approved stock ownership guidelines for our executive officers to further align their interests with the interests of our stockholders.

Pursuant to the guidelines, our chief executive officer is expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) that number of shares with a value equal to three times his annual base salary or (ii) 150,000 shares and to maintain this minimum amount of stock ownership throughout his employment. Our chief executive officer is expected to achieve the applicable level of ownership by March 23, 2016, or with respect to future chief executive officers similar share guidelines measured as of their start date, within five years of their becoming chief executive officer.

Under the guidelines, our executive officers who are executive vice-presidents or who are the chief operating officer are expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) that number of shares with a value equal to two times their annual base salary, or (ii) the number of shares determined by dividing twice their annual base salary as in effect on March 23, 2011 by $13.00 and to maintain this minimum amount of stock ownership throughout their employment. The executive vice presidents and chief operating officer are expected to achieve the applicable level of ownership by March 23, 2016, or with respect to executive vice presidents and chief operating officers starting after March 23, 2011, similar share guidelines measured as of their start date, within five years of their becoming an executive vice president or chief operating officer, respectively.

In addition, under the guidelines, our other executive officers are expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) that number of shares with a value equal to one time their annual base salary, or (ii) the number of shares determined by dividing their annual base salary as in effect on March 23, 2011 by $13.00 and to maintain this minimum amount of stock ownership throughout their employment. These executive officers are expected to achieve the applicable level of ownership by March 23, 2016, or with respect to executive officers starting after March 23, 2011, similar share guidelines measured as of their start date, within five years of their becoming an executive officer.

In the event the applicable guideline is not achieved with respect to any executive officer by the applicable deadline, the executive officer will be required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or stock appreciation rights or the vesting of restricted stock units or other full-value awards until the applicable guideline has been achieved. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price (if any) of equity awards and applicable taxes. Under certain limited circumstances, the guidelines may be temporarily suspended by our compensation committee at its discretion.

Other Compensation

We provide the opportunity for our executive officers, including our Named Executive Officers, and other employees to receive general health and welfare benefits. We also maintain a retirement and deferred savings plan available to all U.S. employees, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. This plan allows each participant to contribute up to 100% of their pre-tax compensation, up to a statutory limit, which was $17,500 (or $23,000 for employees over 50 years of age) in calendar year 2014. Under the plan, each participant is fully vested in his or her own contributions. We match 25% of each participant’s contribution each pay period, up to a maximum of 1% of the employee’s base salary during that period. Our matching contributions vest one-third for each of the first three years of service. The plan also permits us to make discretionary profit-sharing contributions, but we have not made such contributions to date.

For the year ended December 31, 2014, other compensation accounted for less than 1% of the total compensation for our chief executive officer and for our other Named Executive Officers.

Change in Control and Termination Arrangements

We have entered into management retention agreements, providing for certain severance benefits upon certain terminations in connection with a change of control and outside a change of control, with certain of our Named Executive Officers. At the direction of the compensation committee, Radford conducted a study of change of control severance agreements for certain of our Named Executive Officers. Informed by this data, the compensation committee designed agreements that reflected market norms. The severance arrangements with each of our Named Executive Officers are more fully described under the section entitled “Employment Agreements and Change of Control Arrangements.”

Regulatory Considerations

Section 162(m) of the U.S. Internal Revenue Code generally limits to $1 million the deductibility of compensation paid by a public company to any employee who on the last day of the year is the chief executive officer or one of the three other most highly compensated officers (other than the chief financial officer). Compensation may qualify for an exemption from the deduction limit if it satisfies certain conditions under Section 162(m). We believe that it is important to preserve flexibility in administering our compensation programs and have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under our compensation programs may be determined not to so qualify. We have adopted a Performance Bonus Plan, which was approved by our stockholders at the 2014 annual meeting, to attempt to qualify payments in future years under the Performance Bonus Plan as deductible “performance-based compensation” for purposes of Section 162(m). We also structured the performance-based vesting component of the 2013 and 2014 restricted stock unit awards to our Named Executive Officers to qualify as deductible “performance-based compensation” for purposes of Section 162(m). We do not guarantee that any executive compensation intended to qualify as deductible performance-based compensation under Section 162(m) so qualifies.

Risk Assessment

Our compensation committee retained Radford, its independent compensation consultant, to evaluate the risk inherent in our executive and non-executive programs. Accordingly, Radford evaluated our executive and non-executive compensation programs and provided a report to the compensation committee. The report concluded that, among other things:

•	Overall pay mix, among base salary, variable cash and long-term incentives, was aligned with the practices of our peers;

•	Incentive plans are well-aligned with compensation design principles that generally follow best practices;

•	Management incentives are capped and require a threshold level of performance that help protect against overpayment in a challenging business environment;

•	Severance benefits are closely managed and do not provide excessive severance benefits; and

•	We established share retention guidelines for executive officers in 2011 (subsequently amended in 2012) and for our non-employee directors in 2010 (subsequently amended in 2011).

Compensation Committee Report

The information contained in this report shall not be deemed “soliciting material” or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

The compensation committee of the Board of Directors of the Company has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement for the 2015 Annual Meeting of Stockholders. Based on this review and discussion, the compensation committee recommended that the Compensation Discussion and Analysis section be included in the Company’s Annual Report on Form 10-K and Proxy Statement for its 2015 Annual Meeting of Stockholders.

This report is submitted by the compensation committee.

Compensation Committee

Scott N. Flanders
Jack L. Oliver, III

2014 Summary Compensation Table

The information below sets forth the “total compensation” earned by our Named Executive Officers for the years ended December 31, 2014, 2013 and 2012. The total compensation presented does not reflect the actual compensation received by our Named Executive Officers. For example, the amounts in the “Stock Awards” column include the grant date fair values of time-based restricted stock units (the “RSUs”) and/or performance-based restricted stock units (the “PSUs”) granted in that applicable year. These amounts were calculated, with respect to the PSUs, by assuming all performance criteria were met at 100% achievement. For more information, see the footnotes to the 2014 Summary Compensation Table.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)		Option Awards(2)	Non-Equity Incentive Plan Compensation(10)	All Other Compensation(9)	Total
Gary L. Lauer	2014	$650,000	$2,665,800	(3)(9)	$—	$—	$2,450	$2,318,250
Chief Executive Officer	2013	$650,000	$1,926,000		$—	$316,875	$2,450	$2,914,726
	2012	$650,000	$1,271,400		$—	$469,926	$2,450	$2,393,776
William T. Shaughnessy(4)	2014	$518,269	$1,332,900	(5)(9)	$—	$—	$2,450	$1,853,619
President and Chief Operating Officer	2013	$500,000	$955,718		$—	$159,237	$2,450	$1,617,405
	2012	$373,077	$418,250		$2,582,769	$166,838	$1,731	$3,542,665
Stuart M. Huizinga	2014	$318,269	$399,870	(6)(9)	$—	$—	$2,450	$720,589
Senior Vice President and Chief Financial Officer	2013	$295,000	$423,720		$—	$95,542	$2,450	$816,712
	2012	$278,192	$247,604		$—	$124,572	$2,450	$652,8188

Robert S. Hurley	2014	$263,127	$399,870	(6)(9)	$—	$—	$1,734	$664,731
Senior Vice President of Sales and Operations	2013	$255,625	$423,720		$—	$82,007	$192	$761,544
	2012	$248,461	$247,604		$—	$111,225	$1,914	$609,204
Tom G. Tsao(7)	2014	$308,857	$909,025	(8)(9)	$—	$—	$2,450	$1,220,332
Executive Vice President, Chief Technology and Product Officer

The amounts in the “Stock Awards” column for 2014 include the grant date fair value of PSUs granted in 2014 but that are earned based on company performance in 2014 and 2015. No PSUs actually were earned for 2014 performance.

The amounts in the “Stock Awards” column for 2013 include the grant date fair value of PSUs granted in 2013 but that are earned based on company performance in 2013 and 2014. The number of PSUs actually earned for 2013 performance was disclosed in the 2013 proxy statement. No PSUs actually were earned for 2014 performance.

The amounts in the “Stock Awards” column for 2012 include the grant date fair value of PSUs granted in 2012 but that are earned based on company performance in 2012. The number of PSUs actually earned for 2012 performance was disclosed in the 2012 proxy statement.

(1)	Salary includes base salary including payment in respect of accrued paid-time-off and holidays.
(2)	Amounts were computed in accordance with FASB ASC Topic 718. Our accounting policies regarding equity compensation and the assumptions used to calculate the value of our equity awards are set forth in Notes 1 and 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	Amount represents the grant date fair value of 60,000 PSUs granted in 2014, assuming performance criteria were met at 100% achievement. The PSUs granted in 2014 are earned if the Company meets predefined revenue targets in 2014 and 2015. The revenue target for 2014 was not achieved and zero PSUs were earned in 2014 based on 2014 revenue performance.
(4)	Mr. Shaughnessy joined the company as an executive officer and director effective March 27, 2012.
(5)	Amount represents the grant date fair value of 30,000 PSUs granted in 2014, assuming performance criteria were met at 100% achievement. The PSUs granted in 2014 are earned if the Company meets predefined revenue targets in 2014 and 2015. The revenue target for 2014 was not achieved and zero PSUs were earned in 2014 based on 2014 revenue performance.
(6)	Amount represents the grant date fair value of 9,000 PSUs granted in 2014, assuming performance criteria were met at 100% achievement. The PSUs granted in 2014 are earned if the Company meets predefined revenue targets in 2014 and 2015. The revenue target for 2014 was not achieved and zero PSUs were earned in 2014 based on 2014 revenue performance.
(7)	Mr. Tsao was promoted as an executive officer effective March 26, 2014. Mr. Tsao joined eHealth in June 2012.

(8)	Amount represents the grant date fair value of 5,000 RSUs (subject to time-based vesting) and 17,500 PSUs granted in 2014, assuming performance criteria were met at 100% achievement. The PSUs granted in 2014 are earned if the Company meets predefined revenue targets in 2014 and 2015. The revenue target for 2014 was not achieved and zero PSUs were earned in 2014 based on 2014 revenue performance.
(9)	For more information regarding our Named Executive Officers’ long-term equity incentives, see Executive Compensation, Say-on-Pay, Independence of Advisors – Compensation Discussion and Analysis – Compensation Elements –Equity Incentive Awards.
(10)	No performance-based cash bonus awards were earned in 2014 since the predefined revenue target for 2014 was not achieved. 2013 and 2012 amounts are performance-based cash bonus awards earned and approved by the compensation committee.
(11)	2014, 2013 and 2012 amounts consist entirely of the 401(k) matching contributions made by us for our Named Executive Officers.

2014 Grants of Plan-Based Awards

The following table provides information regarding the amount of awards under our 2014 Executive Bonus Plan (all Named Executive Officers except for Mr. Lauer) and the Performance Bonus Plan (for Mr. Lauer) and equity awards granted in 2014 to each of the Named Executive Officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ per Share)		Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary L. Lauer	4/15/2014	3/31/2014	$—	$520,000	$780,000	30,000	60,000	90,000	—		—		$—		$—
William T. Shaughnessy	4/15/2014	3/26/2014	$—	$315,000	$472,500	15,000	30,000	45,000	—		—		$—		$—
Stuart M. Huizinga	4/15/2014	3/26/2014	$—	$195,000	$292,500	4,500	9,000	13,500	—		—		$—		$—
Robert S. Hurley	4/15/2014	3/26/2014	$—	$159,120	$238,680	4,500	9,000	13,500	—		—		$—		$—
Tom G. Tsao	4/15/2014 12/16/2014	3/26/2014 11/12/2014	$—	$186,000	$279,000	8,750	17,500	26,250	— 5,000	(3)	— —	$ $	— —	$ $	— 131,500

(1)	Represents target and maximum cash bonus payouts under the 2014 Executive Bonus Plan (all Named Executive Officers except for Mr. Lauer) and the Performance Bonus Plan (for Mr. Lauer), each reported pursuant to Securities and Exchange Commission rules. The actual bonus amounts paid under the 2014 Executive Bonus Plan and the Performance Bonus Plan are disclosed in the Summary Compensation Table set forth above.
(2)	None of the performance-based restricted stock units were actually earned by the Named Executive Officer in 2014.
(3)	Represents 5,000 time-based restricted stock units granted in 2014.
(4)	Amounts shown reflect the grant date fair value of time-based restricted stock units granted in 2014 and the performance-based restricted stock units granted and actually earned in 2014, computed in accordance with FASB ASC Topic 718. Our accounting policies regarding equity compensation and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

2014 Outstanding Equity Awards at Fiscal Year-End

Our stock options granted to the Named Executive Officers prior to January 1, 2008 generally vest (i) over a four-year term at the rate of 25% one year following the vesting commencement date and 1/48th per month thereafter or (ii) over a five-year term at the rate of 20% one year following the vesting commencement date and 1/60th per month thereafter. These options generally expire 10 years after they are granted or earlier if the recipient’s employment or service terminates earlier. Our stock options granted to the Named Executive Officers subsequent to January 1, 2008 generally vest over a four-year term at the rate of 25% one year following the vesting commencement date and 1/48th of the shares per month thereafter. These options generally expire 7 years after they are granted or earlier if the recipient’s employment or service terminates earlier. Mr. Shaughnessy’s stock option award granted in connection with his acceptance of our employment offer expires 7 years after the date of grant and vests over a five-year term at the rate of 20% one year following the vesting commencement date and 1/60th of the shares per month thereafter.

Restricted stock units subject only to time-based vesting granted to our Named Executive Officers generally vest annually over four years in equal installments. Restricted stock units subject to performance-based vesting granted to our

Named Executive Officers must meet additional preconditions to vesting and, once the total number of shares earned and eligible for vesting has been determined in accordance with the predetermined performance metrics, such eligible shares vest in equal installments over one to three years from the vesting commencement date.

All of the outstanding equity awards granted to date to our employees, including our Named Executive Officers, are subject to a minimum vesting period of one to three years if such award is based on the satisfaction of performance criteria or objectives and a minimum vesting period of four years if such award is based on the holder’s continued employment as an employee with the company. All of the stock options and restricted stock units granted to our employees, including our Named Executive Officers, are subject to a vesting schedule with a one-year initial vesting period.

The following table summarizes the number of equity securities underlying outstanding plan awards for each Named Executive Officer as of December 31, 2014. See Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Compensation Elements—Equity Incentive Awards for a description of equity awards granted subsequent to December 31, 2014.

Name	Grant Date		Option Awards					Stock Awards
			Number of Securities Underlying Unexercised Options		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
			Exercisable	Unexercisable
Gary L. Lauer	12/14/2005 3/18/2008 4/21/2009 3/16/2010 4/19/2011 10/16/2012 4/16/2013 4/16/2013 4/15/2014	(2) (3) (4) (5) (6) (13) (15) (16) (17)	99,999 55,133 100,000 100,000 — — — — —	— — — — — — — — —	$ $ $	8.80 21.16 16.16 18.37 — — — — —	12/14/2015 3/18/2015 4/21/2016 3/16/2017 — — — — —	— — — — 7,000 6,665 39,449 — —	$ $ $	— — — — 174,440 166,091 983,069 — —	— — — — — — — 25,000 30,000	$ $	— — — — — — — 623,000 747,600

William T. Shaughnessy	4/17/2012 4/17/2012 4/16/2013 4/16/2013 4/15/2014	(7) (8) (15) (16) (17)	219,994 — — — —	180,006 — — — —		$16.73 — — — —	4/17/2019 — — — —	— 2,500 7,781 — —	$ $	— 311,500 443,102 — —	— — — 11,250 15,000	$ $	— — — 280,350 373,800

Stuart M. Huizinga	12/14/2005 3/18/2008 4/21/2009 3/16/2010 4/19/2011 4/17/2012 4/17/2012 4/16/2013 4/16/2013 4/16/2013 4/15/2014	(2) (3) (4) (5) (6) (9) (10) (14) (15) (16) (17)	24,999 17,803 18,884 27,000 — — — — —	— — — — — — — — —	$ $ $ $	8.80 21.16 16.16 18.37 — — — — —	12/14/2015 3/18/2015 4/21/2016 3/16/2017 — — — — —	— — — — 1,780 2,960 987 4,125 6,509	$ $ $ $ $	— — — — 44,357 73,763 24,596 102,795 162,204	— — — — — — — — — 4,125 4,500	$ $	— — — — — — — — — 102,795 112,140

Robert S. Hurley	4/21/2009 3/16/2010 4/19/2011 4/17/2012 4/17/2012 4/16/2013 4/16/2013 4/16/2013 4/15/2014	(4) (5) (6) (9) (10) (14) (15) (16) (17)	10,207 27,000 — — — — — — —	— — — — — — — — —	$ $	16.16 18.37 — — — — — — —	4/21/2016 3/16/2017 — — — — — — —	— — 1,780 2,960 987 4,125 6,509 — —	$ $ $ $ $	— — 44,357 73,763 24,596 102,795 162,204 — —	— — — — — — — 4,125 4,500	$ $	— — — — — — — 102,795 112,140

Tom G. Tsao	7/17/2012 7/17/2012 4/16/2013 4/16/2013 4/16/2013 4/15/2014 12/16/2014	(11) (12) (14) (15) (16) (17) (18)	4,166 — — — — — —	7,501 — — — — — —		$17.70 — — — — — —	7/17/2019 — — — — — —	— 2,000 4,875 7,692 — — 5,000	$ $ $ $	— 49.840 121,485 191,685 — — 124,600	— — — — 4,875 8,750 —	$ $	— — — — 121,485 218,050 —

(1)	The market value of the restricted stock unit awards that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on December 31, 2014, which was $24.92.
(2)

Immediately exercisable for all option shares. The option becomes vested as to 20% of the shares 1 year after December 14, 2005 and 1/60th of the shares upon completion of each month of continuous service thereafter.

(3)	The option becomes vested as to 25% of the shares 1 year after February 13, 2008 and 1/48th of the shares upon completion of each month of continuous service thereafter.
(4)	The option becomes vested as to 25% of the shares 1 year after March 10, 2009 and 1/48th of the shares upon completion of each month of continuous service thereafter.
(5)	The option becomes vested as to 25% of the shares 1 year after February 16, 2010 and 1/48th of the shares upon completion of each month of continuous service thereafter.
(6)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of February 28, 2011, subject to the executive officer’s continued service with us.
(7)	The option becomes vested as to 20% of the shares 1 year after March 27, 2012 and 1/60th of the shares upon completion of each month of continuous service thereafter.
(8)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 27, 2012, subject to the executive officer’s continued service with us.
(9)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 21, 2012, subject to the executive officer’s continued service with us.
(10)	Number shown is net of cancelled performance-based restricted stock units that were deemed not to be earned and were cancelled as of December 31, 2012. One-third of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 21, 2012, subject to the executive officer’s continued service with us.
(11)	The option becomes vested as to 25% of the shares 1 year after June 11, 2012 and 1/48th of the shares upon completion of each month of continuous service thereafter.
(12)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of June 11, 2012, subject to the executive officer’s continued service with us.
(13)	Number shown is net of cancelled performance-based restricted stock units that were deemed not to be earned and were cancelled as of December 31, 2012. One-third of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of September 5, 2012, subject to the executive officer’s continued service with us.
(14)	25% of the shares subject to the restricted stock units vests on each anniversary of the vesting start date of March 20, 2013, subject to the executive officer’s continued service with us.
(15)	Number of shares shown is the eligible amount for service-based vesting as a result of the achievement of the 2013 performance measures as of December 31, 2013. One-fourth of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 20, 2013, subject to the executive officer’s continued service with us.
(16)	Number of shares shown is based on achieving threshold performance goals for fiscal year 2014 revenue targets. The revenue target for 2014 was not achieved and zero PSUs were earned in 2014 based on 2014 revenue performance.
(17)	Number of shares shown is based on achieving threshold performance goals for fiscal year 2014 and 2015 revenue targets. The revenue target for 2014 was not achieved and zero PSUs were earned in 2014 based on 2014 revenue performance.
(18)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of September 1, 2014, subject to the executive officer’s continued service with us.

2014 Option Exercises and Stock Vested at Fiscal Year-End

The following table presents certain information concerning the exercise of stock options by each of our Named Executive Officers during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Gary L. Lauer	—	—	42,018	$1,946,115
William T. Shaughnessy	—	—	15,772	$841,722
Stuart M. Huizinga	—	—	11,499	$584,074
Robert S. Hurley	10,625	$146,230	11,499	$584,074
Tom G. Tsao	1,667	$49,828	5,189	$258,164

(1)	The value realized equals the difference between the option exercise price and the fair market value of the company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	The value realized equals the fair market value of the company’s common stock on the date of vesting, multiplied by the number of shares acquired on vesting.

Equity Benefit Plans

2014 Equity Incentive Plan—Our 2014 Equity Incentive Plan (the “Equity Plan”) was adopted by our stockholders in June 2014. The following describes the material provisions of our Equity Plan, as amended:

Eligibility. Employees, members of our board of directors who are not employees, and consultants are eligible to participate in the Equity Plan, provided a person will not be eligible to receive an award under the Equity Plan as a consultant if such person would cause shares to be ineligible for registration under the Securities Act of 1933 on Form S-8.

Purpose. The purpose of the Equity Plan is to promote our long-term success and create stockholder value by (i) encouraging our employees and other service providers to focus on our performance, (ii) encouraging the attraction and retention of employees and other service providers with exceptional qualifications and (iii) linking our employees and other service providers directly to stockholder interests through increased stock ownership. The Equity Plan seeks to achieve this purpose by providing for awards in the form of restricted shares, stock units, stock options or stock appreciation rights (each, an “Award”).

Shares Subject to Equity Plan. A total of 4,500,000 shares will be reserved for issuance under the Equity Plan. The shares may be authorized, but unissued, or reacquired shares of our common stock. Any shares subject to outstanding awards under the 2006 Equity Incentive Plan that expire or are otherwise forfeited to or repurchased by the Company are not available for future grant under the Equity Plan.

Shares subject to Awards under the Equity Plan that expire or are cancelled or forfeited will again become available for issuance under the Equity Plan. However, shares available under the Equity Plan will not be increased by shares withheld to satisfy tax withholding obligations or shares tendered or withheld in payment of the purchase price of an option. Shares available will be reduced by the gross, rather than the net, number of shares subject to a stock appreciation right exercise. The shares available will not be reduced by Awards settled in cash. Any dividend equivalents paid or credited under the Equity Plan shall, if paid in shares, reduce the number of shares issuable under the Equity Plan.

In the event of a stock split or similar recapitalization, appropriate adjustments will automatically be made to the Equity Plan share pool, outstanding awards, the annual limits applicable to Equity Plan awards, and the exercise price of options and stock appreciation rights.

Administration. The compensation committee of our board of directors administers the Equity Plan. The compensation committee has the complete discretion to make all decisions relating to the Equity Plan.

Types of Award. The Equity Plan provides for the following types of awards:

•	incentive and nonstatutory stock options to purchase shares of our common stock;

•	restricted shares of our common stock; and

•	stock appreciation rights and stock units.

Options and Stock Appreciation Rights. The exercise price for options granted under the Equity Plan may not be less than 100% of the fair market value of our common stock on the option grant date.

A participant who exercises a stock appreciation right receives the increase in value of our common stock over the base price. The base price for stock appreciation rights granted under the Equity Plan shall be determined by the compensation committee, but shall not be less than 100% of the fair market value of the underlying common stock on the grant date. The settlement value of the stock appreciation right may be paid in cash or shares of common stock, as specified in the award agreement.

Options and stock appreciation rights vest at the times determined by the compensation committee and have a maximum term of seven years from the date of grant. No participant may receive options covering more than 500,000 shares in one Company fiscal year (increased to 1,000,000 shares in the first fiscal year of employment). Similarly, no participant may receive stock appreciation rights covering more than 500,000 shares in one Company fiscal year (increased to 1,000,000 shares in the first fiscal year of employment).

Restricted Shares and Stock Units. Restricted shares may be awarded under the Equity Plan in return for such legal consideration as the compensation committee determines. Restricted shares vest at the times determined by the compensation committee.

Stock units may also be awarded under the Equity Plan. Cash consideration may not be required of the award recipients, as determined by the compensation committee. Each award of stock units may or may not be subject to vesting and vesting, if any, shall occur upon satisfaction of the conditions specified by the compensation committee. Settlement of vested stock units may be made in the form of cash, shares of common stock or a combination of both. The compensation committee may award dividend equivalents in connection with the grant of stock units. These may be paid in cash or in shares of common stock, as specified by the compensation committee. Settlement of stock units may be deferred past the vesting date, as specified by the compensation committee. No participant may receive restricted shares that are subject to performance-based vesting covering more than 500,000 shares in one Company fiscal year. Similarly, no participant may receive stock units that are subject to performance-based vesting covering more than 500,000 shares in one Company fiscal year.

Change of Control. In the event of a Change of Control (as defined in the Equity Plan) of the Company, all Equity Plan awards shall be treated as determined by the compensation committee, which may provide for one or more of the following:

•	Automatic acceleration of vesting of an Award upon the Change of Control or upon certain terminations following a Change of Control;

•	The assumption or substitution of any outstanding awards by the surviving corporation or its parent;

•	Accelerated vesting of outstanding options and stock appreciation rights, followed by their cancellation;

•

The cancellation of any outstanding options and stock appreciation rights in exchange for a payment (in cash or stock) equal to the per share price received in the transaction less the exercise price (such payment may be subject to the vesting schedule of the cancelled option or SAR); and

•

The cancellation of any outstanding stock units in exchange for a payment (in cash or stock) equal to the value of the underlying shares if any, on the date of the merger or consolidation (such payment may be subject to the vesting schedule of the cancelled stock unit).

Amendment or Termination. Our board of directors may amend or terminate the Equity Plan at any time. If our board of directors amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The Equity Plan will continue in effect for ten years from the date of approval by stockholders on June 12, 2014, unless the board of directors decides to terminate the plan earlier.

Performance Goals. The compensation committee (in its discretion) may make performance goals applicable to a participant with respect to an Award, including but not limited to restricted stock and stock units. If the Committee desires that an Award qualify as performance-based compensation under Code Section 162(m), then, at the compensation committee’s discretion, one or more of the following performance goals may apply: (i) cash flow (including operating cash flow or free cash flow); (ii) revenue (on an absolute basis or adjusted for currency effects); (iii) gross margin; (iv) operating expenses or operating expenses as a percentage of revenue; (v) earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or

EBITDA); (vi) earnings per share; (vii) stock price; (viii) return on equity; (ix) total stockholder return; (x) growth in stockholder value relative to the moving average of the S&P 500 Index, or another index; (xi) return on capital; (xii) return on assets or net assets; (xiii) return on investment; (xiv) economic value added; (xv) operating income or net operating income; (xvi) operating margin; (xvii) market share; (xviii) overhead or other expense reduction; (xix) credit rating; (xx) objective customer indicators; (xxi) improvements in productivity; (xxii) attainment of objective operating goals; (xxiii) objective employee metrics; (xxiv) return ratios; (xxv) objective qualitative milestones; (xxvi) other objective financial or other metrics relating to the progress of the Company or to a subsidiary, division or department; (xxvii) number of customers (or estimated membership, with the formulae for such estimations being objectively determinable), submitted applications or members, or approved applications or members, sold applications or members; (xxviii) conversion yields achieved from website visitors to sold members (including any sub-yield in between); (xxix) increase in membership; (xxx) cost of acquiring members or applicants; or (xxxi) retention of membership.

The performance measures listed above may apply to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and may be measured either on an absolute basis, a per-share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the compensation committee. Financial performance measures may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or may be adjusted by our compensation committee when established to exclude or include any items otherwise includable or excludable, respectively, under GAAP or under IASB Principles. The compensation committee may choose other performance goals for awards that are not intended to qualify as performance-based compensation under Code Section 162(m).

2006 Equity Incentive Plan—We maintain the 2006 Equity Incentive Plan, under which we previously granted restricted stock and options to purchase shares of our common stock, including all stock options granted to our Named Executive Officers between October 2006 and June 2014. The 2006 Equity Incentive Plan was terminated with respect to the grant of additional awards upon the approval of the 2014 Equity Incentive Plan by our stockholders on June 2014, although we will continue to issue shares of common stock upon the exercise of stock options granted under this plan. The stock options and restricted stock grants under the 2006 Equity Incentive Plan generally vest over four years at a rate of 25% after one year and 1/48th per month thereafter. Our stock options granted under the 2006 Equity Incentive Plan since January 1, 2008 generally expire after 7 years from the date of grant.

1998 and 2005 Stock Plans—We maintain the 1998 Stock Plan and the 2005 Stock Plan, under which we previously granted restricted stock and options to purchase shares of our common stock, including all stock options granted to our Named Executive Officers prior to October 2006. The 1998 and 2005 Stock Plans were terminated with respect to the grant of additional awards upon the effective date of the registration statement related to our initial public offering in October 2006, although we will continue to issue shares of common stock upon the exercise of stock options granted under each plan. The stock options and restricted stock grants under the 1998 and 2005 Stock Plans generally vest over four years at a rate of 25% after one year and 1/48th per month thereafter. Our stock options granted under the 1998 Stock Plan and 2005 Stock Plan generally expire after 10 years from the date of grant.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Agreements and Change of Control Arrangements

We entered into a management retention agreement with Mr. Lauer, chairman of our board of directors and our chief executive officer, in March 2010 (the “Lauer Retention Agreement”), which superseded the terms of prior severance arrangements between Mr. Lauer and us. Under the terms of the Lauer Retention Agreement, if Mr. Lauer terminates his employment with us for “good reason,” or if we terminate Mr. Lauer’s employment without “cause” (as such terms are defined in the Lauer Retention Agreement), in either case outside of the period beginning on the date we enter into a binding agreement to effect a change in control (as such term is defined in the Lauer Retention Agreement) and ending 12 months after our ensuing change in control (the “Change in Control Period”), Mr. Lauer will receive the following severance benefits from us, subject to his signing and not revoking a release of claims that becomes effective within 60 days of his date of termination:

•	a lump sum cash payment (less applicable withholding taxes) in an amount equal to 24 months of Mr. Lauer’s then current annual base salary;

•	a lump sum cash payment (less applicable withholding taxes) in an amount equal to Mr. Lauer’s then current target annual bonus, pro-rated to the date of termination; and

•

Mr. Lauer and his covered dependents will receive continued company-paid group health, dental and vision benefits until the earlier of (i) 18 months from the termination date or (ii) until they become covered under comparable group health, dental and vision plans of another employer.

If within the Change in Control Period, Mr. Lauer terminates his employment with us for good reason, or if we terminate Mr. Lauer’s employment without cause, Mr. Lauer will receive the same severance benefits from us as set forth above, plus 100% of his then outstanding and unvested equity awards will fully vest. Any severance payments to which Mr. Lauer is entitled will be paid by us to Mr. Lauer in cash and in full arrears on the 61st day following his date of termination (or such later date as necessary to avoid the imposition of additional taxes under Internal Revenue Code Section 409A). We are not obligated to pay Mr. Lauer a gross-up for taxation on his severance benefits.

Assuming Mr. Lauer terminated his employment with us for good reason, or we terminated Mr. Lauer’s employment without cause, in either case outside of the Change in Control Period, on December 31, 2014, we would have been potentially required to pay Mr. Lauer severance payments totaling $1,820,000 and an estimated amount of up to $44,500 for COBRA health insurance premiums. Assuming such termination occurred within the Change in Control Period on December 31, 2014, the value from the acceleration of his then unvested equity awards would have been $2,818,800 calculated by multiplying the number of then unvested shares subject to outstanding stock options and restricted stock units by the closing market price on December 31, 2014, which was $24.92 (the “December 2014 Share Value”), less the aggregate amount of applicable exercise prices.

We executed an employment agreement in March 2012 with Mr. Shaughnessy (the “Shaughnessy Employment Agreement”), our director, President and Chief Operating Officer. The Shaughnessy Employment Agreement, provides, among other things, that if we terminate Mr. Shaughnessy without “cause” or Mr. Shaughnessy voluntarily terminates his employment with us for “good reason” (as such terms are defined in the Shaughnessy Employment Agreement) in the period commencing on the date upon which we enter into a binding definitive agreement that if consummated, would constitute a change of control and ending twelve months following such change of control (the “CIC Period”), then, subject to the effectiveness of a release of claims to us and our affiliates from Mr. Shaughnessy, he will receive a lump-sum payment equal to twelve months’ base salary, a pro-rated annual target bonus, a lump-sum payment of $36,000 in lieu of Company-subsidized COBRA payments and 100% vesting acceleration of all equity compensation awards (which, for any unvested full-value awards subject to performance-based vesting where the performance period has not yet ended, will be at the on-target performance level).

In the event that Mr. Shaughnessy is terminated without cause or voluntarily terminates for good reason outside of the CIC Period, then subject to the effectiveness of a release of claims to us and our affiliates from

Mr. Shaughnessy, he will receive twelve months’ continued base salary payments, twelve months’ continued payments of $3,000 per month in lieu of Company-subsidized COBRA payments and twelve months’ vesting acceleration of all equity compensation awards (which, for any unvested full-value awards subject to performance-based vesting where the performance period has not yet ended, will be at the on-target performance level), with a waiver of any vesting cliff of more than one month’s duration. Mr. Shaughnessy’s employment agreement does not provide any golden parachute excise tax gross-up provisions.

Assuming Mr. Shaughnessy terminated his employment with us for good reason, or we terminated Mr. Shaughnessy’s employment without cause, in either case outside of the CIC Period, on December 31, 2014, we would have been potentially required to pay Mr. Shaughnessy severance payments totaling $840,000, an estimated amount of up to $36,000 for COBRA health insurance premiums, and the value from the acceleration of twelve months (which, for any unvested full-value awards subject to performance-based vesting where the performance period has not yet ended, will be at the on-target performance level), with a waiver of any vesting cliff of more than one month’s duration, of his then unvested equity awards, which would have been $1,712,800 calculated by multiplying the number of the accelerated shares subject to outstanding stock options and restricted stock units by the December 2014 Share Value, less the aggregate amount of applicable exercise prices.

Assuming such termination occurred within the CIC Period on December 31, 2014, we would have been potentially required to pay Mr. Shaughnessy severance payments totaling $840,000, an estimated amount of up to $36,000 for COBRA health insurance premiums, and the value from the acceleration of 100% of his equity awards (which, for any unvested full-value awards subject to performance-based vesting where the performance period has not yet ended, will be at the on-target performance level), which would have been $2,975,700 calculated by multiplying the number of then unvested shares subject to outstanding stock options and restricted stock units by the December 2014 Share Value, less the aggregate amount of applicable exercise prices.

We executed an offer letter in May 2000, as amended in August 2000, with Mr. Huizinga, our senior vice president and chief financial officer, which provides, among other things, that if we terminate Mr. Huizinga without cause, he will receive a lump-sum severance payment equal to six months of his base salary, which is not subject to his execution of a release of claims to us and our affiliates. We are not obligated to pay Mr. Huizinga a gross-up for taxation on his severance benefits. Assuming a termination without cause of Mr. Huizinga’s employment occurred on December 31, 2014, we would have been potentially required to pay Mr. Huizinga severance totaling $162,500. We have not entered into employment agreements with any of the Named Executive Officers that specify a fixed term of employment. The employment of each Named Executive Officer with us is “at will.”

Under our 2014 Equity Incentive Plan, the board of directors or its compensation committee, as administrator of the 2014 Equity Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options and restricted stock units held by our Named Executive Officers and any other person in connection with certain changes in our control. In addition, equity awards granted to our non-employee directors as part of the automatic grant program for those directors will become fully vested upon a change of control of eHealth.

The 2015 performance-based restricted stock unit awards granted to our Named Executive Officers, as described under Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Executive Compensation Summary—Changes to the Long-Term Incentive Program for 2015 RSUs, provides that if a Change in Control (as defined in the 2014 Equity Incentive Plan) occurs during the performance period, a number of shares subject to such awards will become eligible to vest based on the price per share established in the Change in Control transaction. Such eligible shares will vest on the one-year anniversary of the Change in Control transaction based on the award holder’s continued service through such date. In addition, such awards granted to our Named Executive Officers who are not otherwise subject to agreements providing vesting acceleration upon an involuntary termination following a Change in Control transaction will provide for full acceleration of such time-based shares if the holder is terminated without cause during the one-year period following a Change in Control.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	2,597,495	$22.65	4,164,210	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	2,597,495	$22.65	4,164,210

(1)	Consists of the 1998 Stock Plan, the 2005 Stock Plan, the 2006 Equity Incentive Plan and the 2014 Equity Incentive Plan. Our board of directors determined not to grant any additional equity awards under the 1998 Stock Plan or the 2005 Stock Plan following the completion of our initial public offering in October 2006. Our board of directors also determined not to grant any additional equity awards under the 2006 Equity Incentive Plan following the approval of the 2014 Equity Incentive Plan by our stockholders in June 2014.
(2)	A total of 4,500,000 shares of our common stock were initially authorized and reserved for issuance under the 2014 Equity Incentive Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

The audit committee of the board of directors is comprised of three directors, each of whom qualifies as “independent” under the rules of the Securities and Exchange Commission and the current listing requirements of the NASDAQ Global Market. The members of the audit committee during 2014 were Michael D. Goldberg, Randall S. Livingston, and Ellen O. Tauscher. The audit committee acts pursuant to a written charter that was adopted by the board of directors in April 2006, as amended.

In performing its functions, the audit committee acts in an oversight capacity and relies on the work and assurances of (i) the company’s management, which has the primary responsibility for financial statements and reports and the company’s internal controls, and (ii) the company’s independent registered public accounting firm, which, in its report, expresses an opinion on the conformity of the company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the company’s internal control over financial reporting.

Within this framework, the audit committee has reviewed and discussed with management the company’s audited financial statements as of and for the fiscal year ended December 31, 2014 and the company’s internal control over financial reporting. The audit committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees In addition, the audit committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with the independent registered public accounting firm, Ernst & Young LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based upon these reviews and discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Audit Committee

Michael D. Goldberg

Randall S. Livingston

Ellen O. Tauscher

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by Ernst & Young LLP for audit and other services rendered in 2013 and 2014 (in thousands):

	Fiscal Years Ended
	2013	2014
Audit fees(1)	$1,462		$1,665
Audit-related fees(2)	$—	$
Tax fees(3)	$—		$—
All other fees(4)	$2		$2

	$1,464		$1,667

(1)	Audit fees: These fees consist of professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, accounting advice and consultations, , as well as accounting advice and services that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements.
(2)	Audit-related fees: These consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	Tax fees: These fees consist of professional services rendered for tax planning.
(4)	All other fees: These fees consist of services not captured in the audit, audit-related or tax categories.

The audit committee considered whether the provision of services other than audit services is compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All audit and permissible non-audit services were pre-approved by the audit committee in accordance with the pre-approval policy described above.

Required Vote and Board of Directors Recommendation

Ratification of the appointment of Ernst and Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy or at any postponement or adjournment of the Annual Meeting. This ratification is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of us and our stockholders.

The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Securities and Exchange Act of 1934, as amended, we are providing our stockholders with the opportunity to cast a vote to approve, on an advisory basis, the compensation of our Named Executive Officers as described below and elsewhere in this proxy statement.

The goal for our executive compensation program is to attract, motivate and retain talented and dedicated executive officers. We seek to accomplish this goal in a way that directly links compensation to measurable corporate and individual performance and focuses executive officers on achieving near and long-term corporate objectives and strategy. We believe that our executive compensation program satisfies this goal and rewards our executives for creating stockholder value.

The Compensation Discussion and Analysis, beginning on page 25 of this proxy statement, describes our executive compensation program and the decisions made by our compensation committee relating to 2014 in more detail. We also urge our stockholders to read the Summary Compensation Table and other related compensation tables and narrative, beginning on page 41 of this proxy statement, which provides detailed information on the compensation of our Named Executive Officers.

We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). We currently plan to hold a vote, on an advisory basis, annually and expect that the next such stockholder advisory vote will occur at the 2016 Annual Meeting of Stockholders.

As an advisory vote, this proposal is not binding upon us. However, our compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Required Vote and Board of Directors Recommendation

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy or at any postponement or adjournment of the Annual Meeting.

The board of directors recommends a vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with Securities and Exchange Commission rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission and the NASDAQ Global Market. Reporting Persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during the fiscal year ended December 31, 2014 all Reporting Persons complied with all applicable reporting requirements.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2015 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is December 24, 2015.

Our bylaws contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals. Under our bylaws, a stockholder proposal will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our secretary at our executive offices and otherwise complies with the provisions of our bylaws. To be timely, our bylaws provide that such stockholder’s notice must be received by our secretary at our principal executive offices no less than 90 days, nor more than 120 days, prior to the one-year anniversary date of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the later of (i) the 90th day before the annual meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. To be timely for our 2016 Annual Meeting of Stockholders, notice by the stockholder must be received by our secretary at our principal executive offices no earlier than February 5, 2016 and no later than March 6, 2016 (provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the one-year anniversary date of the 2015 Annual Meeting of Stockholders, then notice by the stockholder to be timely must be so received not later than the close of business on the later of (i) the 90th day before the annual meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made).

ANNUAL REPORT

We will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of common stock at the close of business on April 9, 2015, a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules. The written request should be sent to: Investor Relations, eHealth, Inc., 440 East Middlefield Road, Mountain View, CA 94043.

Whether you intend to be present at the Annual Meeting or not, we urge you to vote promptly by using the Internet or telephone, or, if you requested to receive printed proxy materials, by signing and mailing the proxy or voting instruction form.

By order of the Board of Directors.

Gary L. Lauer Chairman of the Board of Directors and Chief Executive Officer

Mountain View, California

April 22, 2015

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE            SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY)

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 4, 2015.

Vote by Internet

•	Go to www.envisionreports.com/EHTH
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

2015 Annual Meeting Proxy Card 1234 5678 9012 345

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors: For Withhold For Withhold For Withhold +

01—Gary L. Lauer 02—Jack L. Oliver, III 03—Ellen O. Tauscher

For Against Abstain For Against Abstain

2. Ratification of the appointment of Ernst & Young LLP as 3. A vote to approve, on an advisory basis, the compensation the independent registered public accounting firm of of the Named Executive Officers of eHealth, Inc. eHealth, Inc. for the fiscal year ending December 31, 2015.

B Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

32DV 2 3 3 8 1 8 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Q

Proxy — eHealth, Inc.

Notice of 2015 Annual Meeting of Stockholders

The Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301

Proxy Solicited by Board of Directors for Annual Meeting — June 4, 2015 at 8:30 a.m. Pacific Daylight Time

Gary L. Lauer, Stuart M. Huizinga and Scott Giesler, or any of them (each, a “Proxy”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of eHealth, Inc. to be held on June 4, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, each Proxy will have authority to vote “FOR” the election of the nominated directors (Proposal 1), “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015 (Proposal 2) and “FOR” the vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3).

In their discretion, each of the Proxies are authorized to vote upon such other business as may properly come before the meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C OF THIS CARD

(Items to be voted appear on reverse side.)